                          Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock
          (Including the Associated Preferred Stock Purchase Rights)
                                      of
                          OUTBOARD MARINE CORPORATION
                                      at
                             $18.00 Net Per Share
                                      by
                         GREENMARINE ACQUISITION CORP.
                         a wholly-owned subsidiary of
                           GREENMARINE HOLDINGS LLC

           THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
               NEW YORK CITY TIME, ON MONDAY, SEPTEMBER 8, 1997,
                         UNLESS THE OFFER IS EXTENDED.


     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION DATE THAT NUMBER OF SHARES THAT, WHEN ADDED TO THE NUMBER OF SHARES BENEFICIALLY OWNED BY THE PURCHASER AND THE PARENT, WOULD REPRESENT 90% OF ALL OUTSTANDING SHARES ON THE DATE OF PURCHASE AND, AS A RESULT THEREOF, THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT ON THE DATE OF PURCHASE IT WILL BE ABLE TO CONSUMMATE THE PROPOSED SECOND-STEP MERGER AS A "SHORT-FORM MERGER" PURSUANT TO THE PROVISIONS OF SECTION 253 OF THE DELAWARE GENERAL CORPORATION LAW IMMEDIATELY AFTER CONSUMMATION OF THE OFFER, (2) THE COMPANY'S PREFERRED STOCK PURCHASE RIGHTS BEING REDEEMED BY THE BOARD OF DIRECTORS OF THE COMPANY OR THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT SUCH RIGHTS HAVE BEEN INVALIDATED OR ARE OTHERWISE INAPPLICABLE TO THIS OFFER AND THE PROPOSED MERGER DESCRIBED HEREIN, (3) THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE PROPOSED MERGER CAN BE CONSUMMATED WITHOUT THE NEED FOR A SUPERMAJORITY VOTE OF THE COMPANY'S STOCKHOLDERS PURSUANT TO ARTICLE EIGHTEENTH OF THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION, (4) THE PURCHASER SHALL HAVE RECEIVED THE LOAN PROCEEDS COMMITTED TO BE PROVIDED BY AMERICAN FINANCIAL GROUP, INC. ("AFG") IN ACCORDANCE WITH THE COMMITMENT LETTER ISSUED BY AFG TO THE PURCHASER, DATED AUGUST 7, 1997, (5) THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT, UPON CONSUMMATION OF THE OFFER AND THE MERGER, THE COMPANY WILL NOT BE IN DEFAULT UNDER ANY INSTRUMENT EVIDENCING THE COMPANY'S THEN OUTSTANDING INDEBTEDNESS, OR, IF IN DEFAULT, THE PURCHASER AND THE PARENT HAVING OBTAINED, PRIOR TO THE EXPIRATION DATE, ON TERMS REASONABLY ACCEPTABLE TO THE PARENT, SUFFICIENT FINANCING TO ENABLE THE COMPANY TO REFINANCE OR REDEEM ANY SUCH INDEBTEDNESS UPON CONSUMMATION OF THE OFFER AND THE MERGER, AND
(6) THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE PREVIOUSLY ANNOUNCED AGREEMENT AND PLAN OF MERGER BETWEEN THE COMPANY AND DETROIT DIESEL CORPORATION HAS BEEN TERMINATED IN ACCORDANCE WITH ITS TERMS. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE THE INTRODUCTION AND SECTIONS 1, 12, 14 AND 15.

                            ---------------------


                                   IMPORTANT

     THE PARENT INTENDS TO SEEK TO NEGOTIATE WITH THE COMPANY WITH RESPECT TO THE ACQUISITION OF THE COMPANY BY THE PARENT OR THE PURCHASER. THERE CAN BE NO ASSURANCE, HOWEVER, THAT THE PARENT'S EFFORTS WILL RESULT IN AN AGREEMENT WITH THE COMPANY. THE PURCHASER AND THE PARENT RESERVE THE RIGHT TO AMEND THE OFFER, INCLUDING, BUT NOT LIMITED TO, UPON ENTERING INTO A MERGER AGREEMENT WITH THE COMPANY. ACCORDINGLY, SUCH NEGOTIATIONS COULD RESULT IN, AMONG OTHER THINGS, TERMINATION OF THE OFFER AND SUBMISSION OF A DIFFERENT ACQUISITION PROPOSAL TO THE COMPANY'S STOCKHOLDERS FOR THEIR APPROVAL.

     Any stockholder desiring to tender all or any portion of such stockholder's Shares (and the associated Rights) should either (a) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile), or, in the case of a book-entry transfer effected pursuant to the procedure set forth in
Section 3, an Agent's Message (as defined herein), and any other required documents to the Depositary and either deliver the certificates for such Shares and, if separate, the certificate(s) representing the associated Rights to the Depositary along with the Letter of Transmittal (or facsimile thereof) or deliver such Shares (and Rights, if applicable) pursuant to the procedure for book-entry transfer set forth in Section 3, or (b) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder whose Shares and, if applicable, Rights are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares and, if applicable, Rights. If a Distribution Date (as defined in Section 11) occurs, stockholders will be required to tender one Right for each Share tendered in order to effect a valid tender of such Share.

     A stockholder who desires to tender such stockholder's Shares (and Rights, if applicable) and whose certificates representing such Shares (and Rights, if applicable) are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Shares (and Rights, if applicable) by following the procedures for guaranteed delivery set forth in Section 3.

     Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent.

                             ---------------------




August 8, 1997

                               TABLE OF CONTENTS



INTRODUCTION   ............................................................................      1
THE TENDER OFFER  .........................................................................      6
 1.  Terms of the Offer; Expiration Date   ................................................      6
 2.  Acceptance for Payment and Payment    ................................................      8
 3.  Procedures for Accepting the Offer and Tendering Shares and Rights  ..................      9
 4.  Withdrawal Rights   ..................................................................     12
 5.  Certain Federal Income Tax Consequences  .............................................     12
 6.  Price Range of the Shares; Dividends  ................................................     13
 7.  Effect of the Offer on the Market for the Shares; Stock Exchange Listing; Exchange Act
    Registration; Margin Regulations    ...................................................     14
 8.  Certain Information Concerning the Company  ..........................................     15
 9.  Certain Information Concerning the Purchaser and the Parent   ........................     16
10.  Background of the Offer; Contacts with the Company  ..................................     21
11.  Purpose of the Offer and the Merger  .................................................     22
12.  Source and Amount of Funds  ..........................................................     29
13.  Dividends and Distributions    .......................................................     31
14.  Certain Conditions of the Offer   ....................................................     32
15.  Certain Regulatory and Legal Matters    ..............................................     33
16.  Certain Fees and Expenses   ..........................................................     34
17.  Miscellaneous   ......................................................................     35
Schedule I -- DIRECTORS, EXECUTIVE OFFICERS OR CONTROLLING PERSONS OF
         THE ACQUIRORS  ...................................................................     36
Schedule II -- TRANSACTIONS IN SHARES WITHIN 60 DAYS PRIOR TO THE OFFER ...................     41

To: All Holders of Shares of Common Stock
    (Including the Associated Preferred Stock
    Purchase Rights) of Outboard Marine Corporation


                                 INTRODUCTION

     Greenmarine Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of Greenmarine Holdings LLC, a Delaware limited liability company (the "Parent"), hereby offers to purchase all outstanding shares of common stock, par value $0.15 per share (the "Shares"), of Outboard Marine Corporation, a Delaware corporation (the "Company"), together with (unless and until the Purchaser declares that the Rights Condition (as defined below) is satisfied) the associated preferred stock purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated as of April 24, 1996 (as amended, the "Rights Agreement"), by and between the Company and First Chicago Trust Company of New York, as Rights Agent, at a price of $18.00 per Share (and associated Right), net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). Unless the context otherwise requires, all references to Shares shall include the Rights and all references to the Rights shall include all benefits that may inure to holders of the Rights pursuant to the Rights Agreement.

     The members of the Parent are Greenlake Holdings LLC, a Delaware limited liability company ("Greenlake"), Quasar Strategic Partners LDC, a Cayman Islands limited duration company ("QSP"), and Quantum Industrial Partners LDC, a Cayman Islands limited duration company ("QIP"). Each of Greenlake, QSP and QIP has approximately a 30.5%, 34.75% and 34.75% interest in the Parent, respectively. Greenlake is controlled by Mr. Alfred D. Kingsley and Mr. Gary K. Duberstein, each of whom are principals of Greenway Partners, L.P. The principal business of Greenway Partners, L.P. is investing in securities. See
Section 9. QSP is an indirect subsidiary of Quasar International Fund N.V., a Netherlands Antilles limited liability company ("Quasar"). QIP is the principal operating subsidiary of Quantum Industrial Holdings Ltd., a British Virgin Islands corporation ("QIH"). Quasar and QIH are investment funds which have as their principal investment advisors Soros Fund Management LLC ("SFM LLC"), of which Mr. George Soros serves as Chairman.

     The Purchaser, the Parent, QSP, QIP and Greenlake are sometimes collectively referred to herein as, the "Acquirors."

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. The Purchaser will pay all fees and expenses of Marine Midland Bank, which is acting as the Depositary (the "Depositary"), and Georgeson & Company Inc., which is acting as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

     On July 9, 1997, the Company and Detroit Diesel Corporation, a Delaware corporation ("DDC"), announced that they and OMC Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of DDC ("OMC Acquisition"), had entered into an Agreement and Plan of Merger dated as of July 8, 1997 (the "DDC Merger Agreement"). In accordance with the DDC Merger Agreement and pursuant to OMC Acquisition's Offer to Purchase, dated July 15, 1997 (the "DDC Offer to Purchase"), a copy of which is filed as Exhibit (a)(1) to the Tender Offer Statement on Schedule 14D-1, dated July 15, 1997, with respect to the DDC Offer (as defined below) (as amended, the "DDC Schedule 14D-1"), filed by DDC and OMC Acquisition with the Securities and Exchange Commission (the "Commission"), OMC Acquisition is currently offering (the "DDC Offer") to purchase 13,842,619 Shares at a purchase price of $16.00 per Share (if validly tendered and not withdrawn prior to August 11, 1997, the "DDC Minimum Condition"), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in full therein.

     According to the DDC Offer to Purchase, in the event the DDC Offer is consummated, the DDC Merger Agreement provides that, subject to the satisfaction or waiver of certain conditions set forth therein, OMC Acquisition will merge with and into the Company (the "DDC Merger"), with the Company as the surviving corporation of the DDC Merger.

     According to the DDC Offer to Purchase, pursuant to the DDC Merger Agreement, at the effective time of the DDC Merger (the "DDC Effective Time"), each then issued and outstanding Share (other than Shares held by the Company as treasury stock, Shares owned by OMC Acquisition or DDC or Shares held by shareholders who perfect their appraisal rights under the Delaware General Corporation Law, as amended (the "DGCL") (the "Exchanged Shares"), will be converted into and represent the right to receive (a) a fractional share of the common stock of DDC equal to 4,000,000 divided by the number of Exchanged Shares (the "Exchange Ratio"), plus (b) a cash payment equal to (i) $16.00 minus (ii) the product of the Exchange Ratio times $25.00, plus (c) in the event the average closing price of common stock of DDC on the New York Stock Exchange ("NYSE") prior to the closing date of the DDC Merger (the "DDC Closing Date Market Price") is less than $25.00, then an additional cash payment equal to the product of the Exchange Ratio multiplied by the lesser of (i) $25.00 minus the DDC Closing Date Market Price or (ii) $6.00.

     According to the DDC Offer to Purchase, the DDC Merger Agreement may be terminated and the DDC Merger abandoned under certain circumstances described in the DDC Merger Agreement, including, but not limited to, (i) by the Company, at any time prior to the acceptance for payment of Shares by OMC Acquisition pursuant to the DDC Offer, if there is an Alternative Proposal (as defined in the DDC Merger Agreement) which the Company's Board of Directors in good faith determines represents a superior transaction for the shareholders of the Company as compared to the DDC Offer and the DDC Merger, and the Company's Board of Directors determines, after consultation with outside counsel and its financial advisor, that it is required by its fiduciary duties to the Company's shareholders imposed by law to terminate the DDC Merger Agreement and the Company pays to DDC the DDC Termination Fee (as defined below); provided, however, that the right to terminate the DDC Merger Agreement under this circumstance shall not be available (a) if such Alternative Proposal results from a breach in any material respect of the Company's "non-solicitation" covenant under the DDC Merger Agreement or (b) if the Company has not provided DDC and OMC Acquisition with at least two business days' prior written notice of its intent to so terminate the DDC Merger Agreement together with a summary of the material terms and conditions of the Alternative Proposal, or (ii) by DDC, if the Company's Board of Directors shall have failed to recommend, or shall have withdrawn, modified or amended in any manner adverse to DDC or OMC Acquisition its approval or recommendation of the DDC Offer or the DDC Merger, or shall have recommended acceptance of any Alternative Proposal.

     According to the DDC Offer to Purchase, the Company has agreed in the DDC Merger Agreement that, in the event that (i) the Company's Board of Directors shall publicly modify or amend its recommendation of the DDC Offer or the DDC Merger in a manner adverse to DDC or shall withdraw its recommendation of the DDC Offer or shall recommend any Alternative Proposal, or shall resolve to do any of the foregoing, or (ii) at any time prior to the termination of the DDC Merger Agreement any person (other than DDC or any of its affiliates) shall publicly announce any Alternative Proposal and, at any time on or prior to one year after the date of the DDC Merger Agreement, shall become the beneficial owner of 33% or more of the outstanding Shares or shall consummate an Alternative Proposal, then in any such event the Company shall promptly, but in no event later than two business days after the first of such events to occur, pay DDC an amount equal to $15,750,000 (the "DDC Termination Fee"), which shall be in lieu of any and all damages, costs, and expenses, for breach of the DDC Merger Agreement by the Company.

     The foregoing description of the DDC Merger Agreement is qualified in its entirety by reference to the full text thereof, a copy of which has been filed by OMC Acquisition and DDC as an exhibit to the DDC Schedule 14D-1 and may be obtained in the manner described in Section 8 (except that copies may not be available at regional offices of the Commission).

     By tendering Shares to the Purchaser in the Offer, the Company's stockholders effectively will be given the opportunity to express to the Company's Board of Directors that they wish to be able to accept the Purchaser's Offer and to approve the proposed Merger (as defined below).


                               Merger And Plans

     The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all outstanding Shares. The Parent currently intends, immediately following consummation of the Offer, to seek to have the Company consummate a merger or similar business combination with the Purchaser or another direct or indirect wholly-owned subsidiary of the Purchaser (the "Merger"), pursuant to which each then outstanding Share (other than Shares held by the Purchaser, the Parent or any of their respective wholly-owned subsidiaries, treasury shares and Shares held by shareholders who properly exercise appraisal rights available to them under Section 262 of the
DGCL) would be converted into the right to receive in cash the price per Share paid by the Purchaser pursuant to the Offer.

     Although the Purchaser will seek to have the Company consummate the Merger immediately after consummation of the Offer, if the Board of Directors of the Company opposes the Offer and the Merger, certain terms of the Rights, and certain provisions of the DGCL and the Company's Restated Certificate of Incorporation (as amended, the "Charter") and By-Laws (as amended, the "By-Laws"), may affect the ability of the Purchaser to obtain control of the Company and to effect the Merger. Accordingly, the timing and details of the Merger will depend on a variety of factors and legal requirements, the actions of the Board of Directors of the Company, the number of Shares (if any) acquired by the Purchaser pursuant to the Offer, and whether the Minimum Condition, the Rights Condition, the Funding Condition, the Supermajority Condition, the OMC Indebtedness Condition and the DDC Termination Condition (each as defined below), and the other conditions set forth in Section 14 are satisfied or waived. If the Purchaser and the Parent collectively own at least 90% of the outstanding Shares following the consummation of the Offer or otherwise, the Purchaser intends to attempt to effect the Merger pursuant to the "short-form merger" provisions of Section 253 of the DGCL immediately following the purchase of Shares in the Offer. There can be no assurance that the Purchaser will be able to consummate the Offer or, if the Offer is consummated, will in fact effectuate the Merger. See below and see Sections 10 and 11.

     The Parent intends to seek to negotiate with the Company with respect to the acquisition of the Company by the Parent or the Purchaser. There can be no assurance, however, that the Parent's efforts will result in an agreement with the Company. The Purchaser and the Parent reserve the right to amend the Offer, including, but not limited to, upon entering into a merger agreement with the Company. Accordingly, such negotiations could result in, among other things, termination of the Offer and submission of a different acquisition proposal to the Company's stockholders for their approval. See Section 1 and Section 14. In addition, the Purchaser reserves the right to acquire additional Shares after consummation of the Offer in open market purchases, through a tender offer, in privately negotiated transactions or otherwise, in order to obtain a sufficient number of Shares to approve the transactions contemplated hereby.


                        Certain Conditions to the Offer

     The Offer is subject to the fulfillment of certain conditions, including the following:

     Minimum Condition. Consummation of the Offer is conditioned upon there being validly tendered and not withdrawn prior to the Expiration Date (as defined in Section 1) that number of Shares (the "Minimum Number of Shares") that, when added to the 2,000,000 Shares beneficially owned by the Purchaser and the Parent, would represent 90% of all outstanding Shares on the date of purchase and, as a result thereof, the Purchaser being satisfied, in its sole discretion, that on the date of purchase it will be able to consummate the Merger as a "short-form merger" pursuant to the provisions of Section 253 of the DGCL immediately after consummation of the Offer (the "Minimum Condition"). SUBJECT TO THE APPLICABLE RULES AND REGULATIONS OF THE COMMISSION, THE PURCHASER RESERVES THE RIGHT, WHICH IT PRESENTLY HAS NO INTENTION OF EXERCISING, TO WAIVE OR REDUCE THE MINIMUM CONDITION AND TO ELECT TO PURCHASE, PURSUANT TO THE OFFER, FEWER THAN THE MINIMUM NUMBER OF SHARES. SEE SECTION 1.

     Upon the terms and subject to the conditions of the Offer, if more than the Minimum Number of Shares are validly tendered on or prior to the Expiration Date and not withdrawn in accordance with Section 4 of this Offer to Purchase, the Purchaser will accept for payment and pay for such Shares.

     According to the Company's Form 10-Q for the quarterly period ended June 30, 1997 (the "June 1997 Form 10-Q"), there were 20,221,964 Shares issued and outstanding as of July 31, 1997. According to the DDC Offer to Purchase, the Company advised DDC that there were, as of June 30, 1997, options outstanding to purchase 1,430,000 Shares. Further, according to the DDC Offer to Purchase, there are outstanding convertible debt instruments of the Company convertible into approximately 3,360,000 Shares, at a conversion price of $22.25 per Share (the "Company Debentures"). Based on the foregoing and assuming that there would be 20,221,964 Shares outstanding on the date of purchase, the Minimum Number of Shares would be 16,199,768, which number excludes the 2,000,000 Shares to be beneficially owned by the Parent upon consummation of the Offer.

However, the actual Minimum Number of Shares will depend on the facts as they exist on the date of purchase. Greenlake beneficially owns 2,000,000 Shares (approximately 9.9% of the outstanding Shares). Greenlake acquired beneficial ownership of such Shares from Greenway Partners, L.P., Greentree Partners, L.P., Greenbelt Corp. and Greensea Offshore, L.P. Prior to the consummation of the Offer, Greenlake has agreed, among other things, to transfer such Shares to the Parent as a capital contribution. See Section 9.


     The Company's Charter and By-laws contain numerous provisions which may delay or ultimately preclude a change in control of the Company following the purchase of Shares by the Purchaser upon consummation of the Offer. These provisions include, but are not limited to, the following: (i) a classified board of directors consisting of three classes of directors; (ii) the inability to remove a director except for cause and with approval of the holders of 80% of the voting stock of the Company; (iii) a prohibition against the taking of stockholder action by written consent; (iv) the ability of only the Chairman of the Board, the Chief Executive Officer or three-quarters of the entire Board of Directors to call special meetings of the Company's stockholders; (v) the requirement that the holders of two-thirds of the voting stock of the Company approve amendments to certain by-laws, including those relating to special meetings of stockholders and the number and nomination of directors; and (vi) the supermajority vote and "fair price" requirements (as discussed and defined in Section 11) applicable to certain business combinations such as the Merger. As a result of these provisions, the Purchaser may be unable to consummate the Merger or the consummation of the Merger may be substantially delayed.


     In general, pursuant to the DGCL, the approval of both the stockholders and the board of directors of a corporation is required to effect the merger of that corporation with or into another corporation. In addition, the Purchaser's ability to consummate the Merger may be further impeded by the provisions of
Section 203 of the DGCL. Section 203 of the DGCL, in general, prevents an "Interested Stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "Business Combination" (defined to include a variety of transactions including a merger) with a Delaware corporation for three years following the date on which such person became an Interested Stockholder. The prohibition contained in Section 203 of the DGCL would not apply to the Merger if the Board of Directors of the Company approved the Offer and the Merger prior to consummation of the Offer, or if, after consummation of the Offer, the Purchaser owned at least 85% of the total voting stock of the Company outstanding at the time the Offer commenced (excluding Shares owned by persons who are directors and also officers of the Company and possibly excluding Shares held in certain employee stock plans). See Section 11 for a more detailed discussion of Section 203 of the DGCL.


     As a result of the aforementioned impediments to a change in control of the Company, assuming the Minimum Condition and the other conditions to the Offer set forth below and in Section 14 are satisfied, the Purchaser and the Parent intend to attempt to effect the Merger immediately after the Offer is consummated pursuant to the "short-form merger" provisions of Section 253 of the DGCL. Section 253 of the DGCL, in general, provides that if a parent corporation owns at least 90% of each class of the outstanding shares of capital stock of a subsidiary corporation, the parent corporation may merge with or into the subsidiary corporation without any action or vote on the part of the board of directors or the other stockholders of the subsidiary corporation. No assurance, however, can be given that the Merger will be consummated pursuant to the "short-form merger" provisions of Section 253 of the DGCL or otherwise.


     See Section 11 for a more complete description of the foregoing potential restrictions on the ability of the Parent to obtain control of the Company and consummate transactions subsequent to the Offer.


     Rights Condition. Consummation of the Offer is conditioned upon the Rights having been redeemed by the Board of Directors of the Company, or the Purchaser being satisfied, in its sole discretion, that the Rights have been invalidated or are otherwise inapplicable to the Offer and to the Merger (the "Rights Condition"). The Rights are described in the Company's Report on Form 8-A dated June 14, 1996. The Rights Agreement is appended as an exhibit thereto, and amended by Amendment No. 1 to the Rights Agreement, dated July 8, 1997. This amendment is appended to the Company's Form 8-A12B/A, dated July 10, 1997 (together with the Form 8-A, dated June 14, 1996, referenced above, the "Company 8-A"). See Section 11 for a more detailed discussion of the Rights Agreement.

     According to the Company 8-A, at any time prior to the earlier of (i) 10 days following the initial public announcement that a person or group of affiliated persons has become an "Acquiring Person" (as defined in Section 11), or (ii) the expiration of the Rights, the Company may redeem the then outstanding Rights in whole, but not in part, at a price of $.01 per Right. The Board of Directors of the Company may not redeem any Rights after it has determined any person to be an "Adverse Person" (as defined in Section 11).

     According to the Company 8-A, until the earliest to occur of (i) 10 days following the first date of public announcement that a person or group of affiliated persons has become an Acquiring Person, (ii) 10 business days (or such later date as may be determined by action of the Board of Directors) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in any person becoming, or after the consummation of which any person would be, the beneficial owner of 15% or more of the outstanding Shares, or (iii) 10 days following the date on which the Company's Board of Directors has determined that an entity has become an Adverse Person (the earliest of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to any of the certificates representing Shares (the "Share Certificates") outstanding as of the Record Date (as defined in Section 11), by such Share Certificate. From and after the Distribution Date, the Rights will separate from the Shares and the Shares Certificates.

     Based on publicly available information, the Purchaser believes that certificates representing the Rights (the "Rights Certificates") have not been issued and the Rights are evidenced by the Share Certificates. The Purchaser believes that as a result of the commencement of the Offer, the Distribution Date will be 10 days following such commencement, or announcement of the Offer, unless prior to the Distribution Date the Company's Board of Directors redeems the Rights within such 10-day period or takes action to delay the Distribution Date. See Section 11. According to the Company's Form 8-A12B/A, dated July 10, 1997, the Company has amended the Rights Agreement so that the execution, delivery and performance of the DDC Merger Agreement will not (1) cause any Rights to become exercisable, (2) cause DDC, OMC Acquisition or any of their affiliates to become an Acquiring Person or (3) give rise to a Distribution Date or a "Triggering Date" (as defined in Section 11).

     IF A DISTRIBUTION DATE OCCURS, STOCKHOLDERS WILL BE REQUIRED TO TENDER ONE RIGHT FOR EACH SHARE TENDERED IN ORDER TO EFFECT A VALID TENDER OF SHARES IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN SECTION 3. UNLESS THE DISTRIBUTION DATE OCCURS, A TENDER OF SHARES WILL ALSO CONSTITUTE A TENDER OF RIGHTS.

     The Purchaser and the Parent believe that under the circumstances of the Offer, and under applicable law, the Board of Directors of the Company has a fiduciary obligation to redeem the Rights (or amend the Rights Agreement to make the Rights inapplicable to the Offer and the proposed Merger), and the Purchaser and the Parent have and are hereby again requesting that the Company's Board of Directors do so. However, there can be no assurance that the Board will redeem the Rights (or amend the Rights Agreement). The Purchaser has commenced litigation in the Court of Chancery for the State of Delaware seeking, among other things, an order compelling the Company's Board of Directors to redeem the Rights or to amend the Rights Agreement to make the Rights inapplicable to the Offer and the proposed Merger on the grounds that failure to do so would constitute a breach of fiduciary duty to the Company's stockholders. There can be no assurance that such an order will be obtained.

     Funding Condition. Consummation of the Offer is conditioned upon the Purchaser receiving the loan proceeds committed to be provided by AFG in accordance with the Commitment Letter (the "Commitment Letter") issued by AFG to the Purchaser, dated August 7, 1997 (the "Funding Condition").

     The total amount of funds required by the Purchaser to consummate the Offer and the Merger (assuming the outstanding Company options are not exercised and the Company Debentures are not converted) is expected to be approximately $328 million, which excludes related fees and expenses. QSP, QIP and Greenlake have committed to contribute at least $241 million and 2,000,000 Shares to the Parent for the purpose of effecting the Offer and the Merger. The Purchaser has received the Committment Letter from AFG pursuant to which, upon the terms and subject to the conditions therein, AFG has agreed to lend to the Purchaser up to $150 million to be used to effect the Offer and the Merger. See
Section 12.

     Supermajority Condition. Consummation of the Offer is conditioned upon the Purchaser being satisfied, in its sole discretion, that the proposed Merger can be consummated without the need for a supermajority vote of the Company's stockholders pursuant to Article Eighteenth of the Company's Charter (the "Supermajority Condition").

     Article Eighteenth of the Charter provides that the affirmative vote of the holders of at least 75% of the voting shares of the Company held by stockholders other than a "Related Person" (as defined in Section 11 below) is required for the approval or authorization of a "Business Combination," which includes a merger involving the Company, between the Company and any Related Person (the "75% Voting Requirement"). However, the 75% Voting Requirement does not apply under the following circumstances: (i) approval of the proposed business combination by at least a majority of the directors whose tenure began prior to the Related Person's attaining Related Person status (the "Continuing Directors"), or (ii) the determination by a majority of the Continuing Directors that the cash or the fair market value of any other consideration to be received by holders of the Company's stock pursuant to the business combination is not less in amount than the "Highest Per Share Price" (as defined in Section 11) or the "Highest Equivalent Price" (as defined in Section 11 below) paid by the Related Person in acquiring any of its holdings of the Company's stock. The Purchaser believes that it and the Parent collectively will be deemed to be a Related Person for purposes of Article Eighteenth of the Charter upon consummation of the Offer.

     The foregoing summary of Article Eighteenth of the Charter is qualified by reference to the text thereof as filed by the Company with the Commission and which can be examined or copies thereof obtained as set forth in Section 8 (except that copies thereof may not be available at the regional offices of the Commission).

     OMC Indebtedness Condition. Consummation of the Offer is conditioned upon the Purchaser being satisfied, in its sole discretion, that, upon consummation of the Offer and the Merger, the Company will not be in default under any instrument evidencing the Company's then outstanding indebtedness, or, if in default, the Purchaser and the Parent having obtained, prior to the Expiration Date, on terms reasonably acceptable to the Parent, sufficient financing to enable the Company to refinance or redeem any such indebtedness upon consummation of the Offer and the Merger.

     According to publicly available information regarding the Company, it is possible that consummation of the Offer may result in a default under instruments pursuant to which approximately $300 million of the Company's indebtedness was issued. While the Parent will seek to obtain the requisite consents under such instruments prior to the Expiration Date, in the event that such consents are not obtained, the Parent will seek to arrange for additional financing so that upon obtaining control of the Company, the Parent will be able to cause the Company to refinance or redeem such indebtedness.

     DDC Termination Condition. Consummation of the Offer is conditioned upon the Purchaser being satisfied, in its sole discretion, that the DDC Merger Agreement has been terminated in accordance with its terms (the "DDC Termination Condition"). The Purchaser does not intend to consummate the Offer if at the time of such consummation the Company would be obligated to consummate the proposed DDC Merger.

     Certain other conditions to the consummation of the Offer are described in
Section 14. Subject to the rules and regulations of the Commission, the Purchaser expressly reserves the right to waive any one or more of the conditions to the Offer. See Sections 1, 14 and 15.

     This Offer to Purchase and the Letter of Transmittal contain important information which should be read carefully before any decision is made with respect to the Offer.

                               THE TENDER OFFER

     1. Terms of the Offer; Expiration Date. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and thereby purchase all Shares validly tendered and not withdrawn in accordance with the procedures set forth in Section 4 on or prior to the Expiration Date (as hereinafter defined). The term "Expiration Date" means 5:00 p.m., New York City time, on Monday, September 8, 1997, unless and until the Purchaser, in its sole discretion, shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the time and date at which the Offer, as so extended by the Purchaser, shall expire.

     THE OFFER IS CONDITIONED UPON SATISFACTION OF THE MINIMUM CONDITION, THE RIGHTS CONDITION, THE FUNDING CONDITION, THE SUPERMAJORITY CONDITION, THE OMC INDEBTEDNESS CONDITION AND THE DDC TERMINATION CONDITION, AND THE SATISFACTION OF THE OTHER CONDITIONS SET FORTH IN SECTION 14.

     Subject to the applicable rules and regulations of the Commission, the Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason, including the occurrence of any of the conditions specified in Section 14, by giving oral or written notice of such extension to the Depositary. During any such extension, all Shares and Rights previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw such stockholder's Shares and Rights. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES, WHETHER OR NOT THE PURCHASER EXERCISES ITS RIGHTS TO EXTEND THE OFFER. See Section 4.


     Subject to the applicable rules and regulations of the Commission, the Purchaser also expressly reserves the right, in its sole discretion, at any time and from time to time, to (i) delay acceptance for payment of or, regardless of whether such Shares or Rights were theretofore accepted for payment, payment for any Shares or Rights pending receipt of any regulatory or governmental approvals specified in Section 15, (ii) terminate the Offer (whether or not any Shares or Rights have theretofore been accepted for payment) if any of the conditions referred to in Section 14 has not been satisfied or upon the occurrence of any of the events specified in Section 14 and (iii) waive any condition or otherwise amend the Offer in any respect, in each case, by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof. The Purchaser acknowledges that (i) Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Purchaser to pay the consideration offered or return the Shares and Rights tendered promptly after the termination or withdrawal of the Offer and (ii) the Purchaser may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the preceding sentence), any Shares or Rights upon the occurrence of any of the conditions specified in Section 14 without extending the period of time during which the Offer is open.


     Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Purchaser may choose to make any public announcement, subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares), the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.


     If the Purchaser makes a material change in the terms of the Offer, or if it waives a material condition to the Offer, the Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, a minimum ten business day period from the date of such change is generally required to allow for adequate dissemination to stockholders. Accordingly, if on or prior to the Expiration Date, the Purchaser increases (other than increases of not more than two percent of the outstanding Shares) or decreases the number of Shares being sought, or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of such increase or decrease is first published, sent or given to holders of Shares, the Offer will be extended at least until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.


     If a Distribution Date occurs, stockholders will be required to tender one Right for each Share tendered to effect a valid tender of such Share. See Sections 3 and 11.


     A request is being made to the Company pursuant to Rule 14d-5 under the Exchange Act and Section 220 of the DGCL for the use of the Company's stockholder list, its list of holders of Rights, if any, and security position listings for the purpose of disseminating the Offer to holders of Shares. Upon compliance by the Company with such request, this Offer to Purchase and the related Letter of Transmittal and, if required, other relevant materials will be mailed to record holders of Shares and Rights, if any, and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list and list of holders of Rights, if applicable, or who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares and Rights.


     2. Acceptance for Payment and Payment. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended), the Purchaser will purchase, by accepting for payment, and will pay for, all Shares validly tendered and not withdrawn (as permitted by Section 4) on or prior to the Expiration Date, promptly after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions to the Offer set forth in
Section 14. In addition, subject to the applicable rules and regulations of the Commission, the Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory or governmental approvals specified in Section 15.


     In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) Share Certificates for such Shares and, if applicable, Rights Certificates for the associated Rights, or timely confirmation (a "Book-Entry Confirmation") of the book-entry transfer of such Shares and, if applicable, Rights into the Depositary's account at The Depository Trust Company, Midwest Securities Trust Company or Philadelphia Depository Trust Company (each, a "Book-Entry Transfer Facility" and collectively, the "Book-Entry Transfer Facilities"), pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.


     The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares and, if applicable, Rights which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.


     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purposes of receiving payment from the Purchaser and transmitting payment to validly tendering stockholders. Under no circumstances will interest on the purchase price for Shares or Rights be paid by the Purchaser by reason of any delay in making such payment.


     If any tendered Shares are not purchased pursuant to the Offer for any reason, or if Share Certificates are submitted representing more Shares than are tendered, Share Certificates representing unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained within such Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer. In the event separate Rights Certificates are issued, similar action will be taken with respect to unpurchased and untendered Rights.


     If, on or prior to the Expiration Date, the Purchaser shall increase the consideration offered to holders of Shares pursuant to the Offer, such increased consideration shall be paid to all holders of Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

     The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of the Purchaser's subsidiaries or affiliates the right to purchase all or any portion of the Shares and Rights tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

  3. Procedures for Accepting the Offer and Tendering Shares and Rights.

Valid Tender of Shares and Rights

     Except as set forth below, in order for Shares and (prior to the Distribution Date) Rights to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares and (prior to the Distribution Date) Rights, and any other documents required by the Letter of Transmittal must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and either (i) Share Certificates and Rights Certificates, if applicable, representing tendered Shares and Rights must be received by the Depositary, or such Shares and Rights must be tendered pursuant to the procedure for book-entry transfer set forth below and a Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date, or (ii) the guaranteed delivery procedures set forth below must be complied with.

     If the Purchaser declares that the Rights Condition is satisfied, the Purchaser will not require delivery of Rights. If a Distribution Date occurs, holders of Shares will be required to tender one Right for each Share tendered in order to effect a valid tender of such Share.

     The method of delivery of Share Certificates, Rights Certificates (if applicable), the Letter of Transmittal and all other required documents is at the option and sole risk of the tendering stockholder, and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.


Separate Delivery of Rights Certificates

     If the Distribution Date does not occur prior to the Expiration Date, a tender of Shares will also constitute a tender of the associated Rights. If the Distribution Date occurs and Rights Certificates are distributed by the Company to holders of Shares prior to the time a holder's Shares are tendered pursuant to the Offer, in order for Rights (and the corresponding Shares) to be validly tendered, Rights Certificates representing a number of Rights equal to the number of Shares tendered must be delivered to the Depositary or, if available, a Book-Entry Confirmation received by the Depositary with respect thereto. If the Distribution Date occurs and Rights Certificates are not distributed prior to the time Shares are tendered pursuant to the Offer, Rights may be tendered prior to a stockholder receiving Rights Certificates by use of the guaranteed delivery procedure described below. In any case, a tender of Shares constitutes an agreement by the tendering stockholder to deliver Rights Certificates representing a number of Rights equal to the number of Shares tendered pursuant to the Offer to the Depositary within five business days after the date Rights Certificates are distributed. The Purchaser reserves the right to require that the Depositary receive Rights Certificates, or a Book-Entry Confirmation, if available, with respect to such Rights, prior to accepting the related Shares for payment pursuant to the Offer, if the Distribution Date occurs prior to the Expiration Date.


Book-Entry Transfer

     The Depositary will make a request to establish accounts with respect to the Shares at each of the Book-
Entry Transfer Facilities for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of any Book-Entry Transfer Facility may make book-entry delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at such Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedures set forth below must be complied with.

     If the Distribution Date occurs, the Depositary will also make a request to establish an account with respect to the Rights at each of the Book-Entry Transfer Facilities, but no assurance can be given that book-entry delivery of Rights will be available. If book-entry delivery of Rights is available, the foregoing book-entry transfer procedures will also apply to Rights. Otherwise, if Rights Certificates have been issued, a tendering stockholder will be required to tender Rights by means of physical delivery to the Depositary of Rights Certificates (in which event references in this Offer to Purchase to Book-Entry Confirmations with respect to Rights will be inapplicable) or pursuant to the guaranteed delivery procedures set forth below.

     Delivery of documents to a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.


Signature Guarantees

     Signatures on all Letters of Transmittal must be guaranteed by a firm that is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agent's Medallion Program (an "Eligible Institution"), unless the Shares and Rights tendered thereby are tendered (i) by a registered holder of Shares and Rights who has not completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

     If the Share Certificates or Rights Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or Share Certificates or Rights Certificates for unpurchased Shares or Rights are to be issued or returned to, a person other than the registered holder, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

     If the Share Certificates and Rights Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or facsimile thereof) must accompany each such delivery.


Guaranteed Delivery

     If a stockholder desires to tender Shares and Rights pursuant to the Offer and such stockholder's Share Certificates or, if applicable, Rights Certificates are not immediately available (including, if the Distribution Date has occurred and Rights Certificates have not yet been distributed by the Company) or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date, or the procedures for book-entry transfer cannot be completed on a timely basis, such Shares or Rights may nevertheless be tendered if all of the following guaranteed delivery procedures are duly complied with:

       (i) such tender is made by or through an Eligible Institution;

       (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Purchaser, is received by the Depositary, as provided below, on or prior to the Expiration Date; and

       (iii) the Share Certificates or Rights Certificates (or a Book-Entry Confirmation) representing all tendered Shares or Rights, in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depositary, within (x) in the case of Shares, five NYSE trading days after the date of execution of such Notice of Guaranteed Delivery or (y) in the case of Rights, a period ending on the later of (1) five NYSE trading days after the date of execution of such Notice of Guaranteed Delivery and (2) five business days after the date Rights Certificates are distributed to stockholders.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares and Rights accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of Share Certificates for, or of Book-Entry Confirmation with respect to, such Shares, and if the Distribution Date has occurred, Rights Certificates for, or a Book-Entry Confirmation, if available, with respect to, the associated Rights (unless the Purchaser elects, in its sole discretion, to make payment for such Shares pending receipt of the Rights Certificates for, or a Book-Entry Confirmation with respect to, such Rights), a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering stockholders at the same time, and will depend upon when Share Certificates (or Rights Certificates) or Book-Entry Confirmations of such Shares (or Rights, if available) are received into the Depositary's account at a Book-Entry Transfer Facility.

     If the Rights Condition is satisfied, the guaranteed delivery procedures with respect to Rights Certificates and the requirement for the tender of Rights will no longer apply.


Backup Federal Tax Withholding

     Under the federal income tax laws, the Depositary will be required to withhold 31% of the amount of any payments made to certain stockholders pursuant to the Offer. To prevent backup federal income tax withholding on payments made to certain stockholders with respect to the purchase price of Shares purchased pursuant to the Offer, each such stockholder must provide the Depositary with his correct taxpayer identification number and certify that he is not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Instruction 8 of the Letter of Transmittal.


Appointment as Proxy

     By executing the Letter of Transmittal, a tendering stockholder irrevocably appoints Gary K. Duberstein and Alfred D. Kingsley or any other designees of the Purchaser, and each of them, as such stockholder's attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares and, if applicable, Rights tendered by such stockholder and accepted for payment and paid for by the Purchaser and with respect to any and all other Shares or Rights and other securities or rights issued or issuable in respect of such Shares and Rights on or after the date of this Offer to Purchase. All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares and Rights. Such appointment will be effective when, and only to the extent that, the Purchaser pays for such Shares and Rights by depositing the purchase price therefor with the Depositary. Upon such payment, all powers of attorney and proxies given by such stockholder with respect to such Shares, Rights and such other securities or rights prior to such payment will be revoked, without further action, and no subsequent powers of attorney and proxies may be given by such stockholder (and, if given, will not be deemed effective). The designees of the Purchaser will, with respect to the Shares and Rights for which such appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual or special meeting of the Company's stockholders, or any adjournment or postponement thereof. The Purchaser reserves the right to require that, in order for Shares and Rights to be deemed validly tendered, immediately upon the payment for such Shares and Rights, the Purchaser or its designee must be able to exercise full voting rights with respect to such Shares, Rights and other securities, including voting at any meeting of stockholders.


Determination of Validity

     All questions as to the form of documents and validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares or Rights will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender of Shares or Rights of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders.

     The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of the Purchaser, Parent or any of their affiliates or assigns, if any, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

     The Purchaser's acceptance for payment of Shares and, if applicable, Rights tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

     4. Withdrawal Rights. Except as otherwise provided in this Section 4, tenders of Shares and Rights made pursuant to the Offer are irrevocable. Shares and Rights tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment as provided herein, may also be withdrawn at any time after October 8, 1997 (or such later date as may apply in case the Offer is extended). A withdrawal of Shares will also constitute a withdrawal of the associated Rights. Rights may not be withdrawn unless the associated Shares are also withdrawn.


     If, for any reason whatsoever, acceptance for payment of any Shares and Rights tendered pursuant to the Offer is delayed, or the Purchaser is unable to accept for payment or pay for Shares and Rights tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights set forth herein, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares and Rights and such Shares and Rights may not be withdrawn except to the extent that the tendering stockholder is entitled to and duly exercises withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law.


     In order for a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares and Rights to be withdrawn, the number of Shares and Rights to be withdrawn, and (if Share Certificates and Rights Certificates have been tendered) the name of the registered holder of the Shares and Rights as set forth in the Share Certificate and Rights Certificate, if different from that of the person who tendered such Shares and Rights. If Share Certificates and Rights Certificates have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the tendering stockholder must submit the serial numbers shown on the particular certificates evidencing the Shares and Rights to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Shares and Rights tendered for the account of the Eligible Institution. If Shares and Rights have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and Rights, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph. Withdrawals of tenders of Shares and Rights may not be rescinded. Any Shares and Rights properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time on or prior to the Expiration Date by following any of the procedures described in Section 3.


     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. None of the Purchaser, the Parent or any of their affiliates or assigns, if any, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.


  5. Certain Federal Income Tax Consequences.


     Sales or conversions of Shares pursuant to the Offer or the Merger, as the case may be, will be taxable transactions for federal income tax purposes and may also be taxable transactions under applicable state, local and other tax laws. Generally, for federal income tax purposes, a stockholder will recognize gain or loss equal to the difference, if any, between the amount of cash received by the stockholder pursuant to the Offer or the

Merger and such stockholder's tax basis in the Shares tendered by the stockholder and purchased pursuant to the Offer or converted in the Merger, as the case may be. Such gain or loss will be capital gain or loss (assuming the Shares are held as a capital asset) and any such capital gain or loss will be long term if, as of the date of sale, the Shares were held for more than one year or will be short term if, as of such date, the Shares were held for one year or less. In addition, any gain on the sale of Shares by an individual may be taxed at the maximum rate of 20%, if, as of the date of sale, the Shares were held for more than 18 months.


     The foregoing discussion may not be applicable to certain types of stockholders, including stockholders who acquired Shares pursuant to the exercise of employee stock options or otherwise as compensation, individuals who are not citizens or residents of the United States and foreign corporations, or entities that are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended (such as insurance companies, other financial institutions, regulated investment companies), and tax-exempt entities.


     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE OFFER AND MERGER, INCLUDING THE EFFECTS OF FEDERAL, STATE AND LOCAL TAX CONSEQUENCES THEREOF.


     6. Price Range of the Shares; Dividends. According to the DDC Offer to Purchase, the Shares are listed and traded principally on the NYSE. The Shares are traded on the NYSE under the symbol "OM." The following table sets forth, for the periods indicated, the reported high and low sale prices for the Shares on the NYSE Composite Tape and the amount of cash dividends paid per Share.




                                                                            Dividends
                                                      High        Low         Paid
                                                      --------   --------   ----------
   FISCAL 1995:
    First Quarter .................................   $24.88     $17.50      $.10
    Second Quarter   ..............................    22.00      19.50       .10
    Third Quarter .................................    22.88      18.88       .10
    Fourth Quarter   ..............................    22.63      18.00       .10
   FISCAL 1996:
    First Quarter .................................   $22.38     $19.75      $.10
    Second Quarter   ..............................    21.88      18.88       .10
    Third Quarter .................................    20.25      18.13       .10
    Fourth Quarter   ..............................    18.50      14.38       .10
   FISCAL 1997:
    First Quarter .................................   $16.88     $15.25      $.10
    Second Quarter   ..............................    17.50      12.13       .10
    Third Quarter .................................    17.75      10.88        --
    Fourth Quarter (through August 7, 1997)  ......    19.50      15.75        --

     According to the DDC Offer to Purchase, on July 8, 1997, the last full day of trading prior to the public announcement of the execution of the DDC Merger Agreement, the closing price per Share as reported on the NYSE was $19.50, and on July 14, 1997, the last full day of trading prior to the commencement of the DDC Offer, the closing price per Share as reported on the NYSE was $15.94. On August 7, 1997, the last full day of trading prior to the commencement of this Offer, the closing price per Share as reported on the NYSE was $16.3125. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.


     The Purchaser believes, based upon publicly available information, that as of the date of this Offer to Purchase, the Rights are listed on the NYSE, are attached to the Shares and are not traded separately. As a result, the sale prices per Share set forth above are also the high and low sale prices per Share and associated Right during such periods. Upon the occurrence of the Distribution Date, the Rights are to detach, and may trade separately, from the Shares. See Section 11. As a result of the commencement of the Offer by the Purchaser, the Distribution Date will be August 22, 1997, unless, prior to such date the Company's Board of Directors redeems the Rights or takes action to delay the Distribution Date. If the Distribution Date occurs and the Rights begin to trade separately from the Shares, stockholders are also urged to obtain a current market quotation for the Rights.

     7. Effect of the Offer on the Market for the Shares; Stock Exchange Listing; Exchange Act Registration; Margin Regulations.


Effect of the Offer on the Market for the Shares

     The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares.


Stock Exchange Listing

     According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, the number of record holders of at least 100 Shares should fall below 1,200, the number of publicly held Shares (exclusive of holdings of officers, directors, their immediate families and other concentrated holdings of 10% or more ("NYSE Excluded Holdings")) should fall below 600,000 or the aggregate market value of publicly held Shares (exclusive of NYSE Excluded Holdings) should fall below $5,000,000.

     Depending upon the number of Shares acquired pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on the NYSE or any other exchanges upon which the Shares are listed. According to the DDC Offer to Purchase, as of July 8, 1997, there were approximately 3,950 holders of record of Shares and approximately 15,400 beneficial owners of the Shares. If, however, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and/or trading and such trading of the Shares were discontinued, the market for the Shares could be adversely affected.

     In the event that the Shares were no longer listed or traded on the NYSE, it is possible that the Shares would trade on another securities exchange or in the over-the-counter market and that price quotations would be reported by such exchange or over-the-counter market or other sources. Such trading and the availability of such quotations would, however, depend upon the number of stockholders and/or the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act as described below and other factors.


Exchange Act Registration

     The Shares and Company Debentures are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application by the Company to the Commission if the Shares are not listed on a "national securities exchange" and there are fewer than 300 record holders of Shares. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act and the requirements of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) of the Exchange Act, no longer applicable to the Company. If the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions would no longer be applicable to the Company. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. However, so long as any the Company Debentures remain registered under the Exchange Act, the Company may remain subject to the requirements of the Exchange Act with respect to the filing with the Commission of publicly available annual, periodic and certain other reports. If, as a result of the purchase of Shares pursuant to the Offer or the Merger, the Company is no longer required to maintain registration of the Shares under the Exchange Act, the Purchaser intends to cause the Company to apply for termination of such registration.

     Based upon publicly available information, the Purchaser believes that, as of the date of this Offer to Purchase, the Rights are registered under the Exchange Act and are listed on the NYSE, but are attached to the Shares and are not separately transferable. As a result of the commencement of the Offer by the Purchaser, the Distribution Date will be August 22, 1997 unless, prior to such date, the Company's Board of Directors redeems the Rights or delays such Distribution Date. See Section 11. According to the Company 8-A, as soon as practicable after the occurrence of the Distribution Date, Rights Certificates will be sent to all holders of Rights and the Rights will become transferable apart from the Shares. See Section 11. If the Distribution Date occurs and the Rights separate from the Shares, the foregoing discussion with respect to the effect of the Offer on the market for the Shares, stock exchange listings and Exchange Act registration would apply to the Rights in a similar manner.


     If registration of the Shares is not terminated prior to the Merger, then the Shares will be delisted from all stock exchanges and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.


Margin Regulations


     The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which have the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares for the purpose of buying, carrying or trading in securities ("Purpose Loans"). Depending upon factors such as the number of record holders of the Shares and the number and market value of publicly held Shares, following the purchase of Shares pursuant to the Offer, the Shares may no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for Purpose Loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities."


     8. Certain Information Concerning the Company.


     The Company is a Delaware corporation with its principal executive offices located at 100 Sea Horse Drive, Waukegan, Illinois 60085.


     According to the Company's Annual Report on Form 10-K for the year ended September 30, 1996 (the "Company 10-K"), the Company is engaged principally in the manufacturing and marketing of marine engines, boats and marine parts and accessories principally for recreational use. Most of the Company's principal products are sold throughout the world.


     The following selected consolidated financial data of the Company and its subsidiaries for the three fiscal years ended September 30, 1996 have been taken or derived from the audited financial statements contained in the Company 10-K, and the consolidated financial data for the nine months ended June 30, 1997 and the nine months ended June 30, 1996 have been taken or derived from the unaudited financial statements contained in the June 1997 Form 10-Q. More comprehensive financial information for such period is included in the Company 10-K and the June 1997 Form 10-Q, and the financial data set forth below is qualified in its entirety by reference to such reports, including the financial statements contained therein. Such reports may be examined and copies may be obtained from the offices of the Commission in the manner set forth below.

                          Outboard Marine Corporation
                     Selected Consolidated Financial Data
                    (in millions except per Share amounts)




                                                        Nine Months Ended                     Fiscal Year Ended
                                                            June 30,                            September 30,
                                                   ---------------------------   -------------------------------------------
                                                     1997           1996            1996            1995           1994
                                                   ------------   ------------   --------------   ------------   -----------
                                                           (unaudited)
Income Statement Data:
 Net sales  ....................................    $   709.9      $   808.6      $   1,121.5       $  1,229.2     $  1,078.4
 Net earnings (Loss) ...........................       (26.7 )        (14.9 )            (7.3)           51.4           48.5
 Primary net earnings (loss) per Share .........        (1.32)         (0.74)            (.36)            2.56           2.42
 Fully diluted earnings (loss) per Share  ......        (1.32)         (0.74)            (.36)            2.33           2.22
 Dividends declared per Share ..................          .20            .30              .40              .40            .40


                                                        At                  At
                                                     June 30,          September 30,
                                                       1997         1996        1995
                                                   ------------   ---------   --------
                                                   (Unaudited)
Balance Sheet Data:
 Total assets  .................................     $ 825.1      $ 873.7     $ 907.0
 Total current assets   ........................       439.8        467.5       502.2
 Total current liabilities .....................       241.0        253.3       248.8
 Long-term debt   ..............................       172.6        177.6       177.4
 Total shareholders' investment  ...............       203.2        237.6       255.8

     The information concerning the Company contained herein has been taken from or is based upon reports and other documents on file with the Commission or otherwise publicly available. Although the Purchaser does not have any knowledge that would indicate that any statements contained herein based upon such reports and documents are untrue, the Purchaser does not take any responsibility for the accuracy or completeness of the information contained in such reports and other documents or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but that are unknown to the Acquirors.


     The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company. Such reports, proxy statements and other information may be inspected at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and are also available for inspection and copying at the regional offices of the Commission in New York (Seven World Trade Center, Suite 1300, New York, New York 10048) and Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511). Copies of such material can also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material may also be accessed electronically by means of the Commission's home page on the World Wide Web (www.sec.gov). In addition, information about the Company can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York, 10005. All of the information with respect to the Company, the DDC Offer and the DDC Merger Agreement set forth in this Offer to Purchase has been derived from publicly available information.


     9. Certain Information Concerning the Purchaser, the Parent and
Others. The Purchaser, a Delaware corporation, was recently incorporated and has not engaged in any business since its incorporation other than that incident to its organization and in connection with the Offer. All of the outstanding capital stock of the Purchaser is owned by the Parent. The Parent, a Delaware limited liability company, was recently organized pursuant to an operating agreement (the "Parent LLC Agreement") and has not engaged in any business since its organization other than that incident to its organization and in connection with the Offer. Neither the Purchaser nor the Parent is expected to engage in any business other than in connection with its respective organization, the Offer and the Merger.

     The members of the Parent are Greenlake, QSP and QIP. Each of Greenlake, QSP and QIP has approximately a 30.5%, 34.75% and 34.75% interest in the Parent, respectively. Greenlake is controlled by Messrs. Alfred D. Kingsley and Gary K. Duberstein, each of whom are principals of Greenway Partners, L.P. QSP is an indirect subsidiary of Quasar International Fund N.V. QIP is the principal operating subsidiary of Quantum Industrial Holdings Ltd. Quasar and QIH are investment funds which have as their principal investment advisors Soros Fund Management LLC, of which Mr. George Soros serves as Chairman.

     The principal executive offices of the Purchaser and the Parent are located at c/o Greenway Partners, L.P., 277 Park Avenue, 27th Floor, New York, New York 10172.

     QIH and QIP. QIH is a British Virgin Islands corporation, organized in 1994, which makes investments under the general supervision of SFM LLC, a Delaware limited liability company, its principal investment advisor. QIH has its principal office at Kaya Flamboyan 9, Willemstad, Curacao, Netherlands Antilles. QIH engages in its investment program principally through its consolidated subsidiary, QIP. QIP's principal address is Kaya Flamboyan 9, Willemstad, Curacao, Netherlands Antilles. Current information concerning the directors and executive officers of QIH and QIP is set forth on Schedule I hereto.

     QIH Management Investor, L.P. ("QIHMI"), an investment advisory firm organized as a Delaware limited partnership, is a minority shareholder of, and has investment discretion with respect to the portfolio assets held for the account of, QIP. The principal business of QIHMI is to provide management and advisory services to, and to invest in, QIP and related entities, including QSP. QIH Management, Inc. ("QIH Management"), a Delaware corporation of which Mr. Soros is the sole shareholder, is the sole general partner of QIHMI. The principal business of QIH Management is to serve as the sole general partner of QIHMI. The name, business address, citizenship, present principal occupation or employment, five year employment history and citizenship of each director and executive officer of QIH Management is set forth on Schedule I hereto. QIHMI and QIH Management have their principal offices at 888 Seventh Avenue, 33rd Floor, New York, New York 10106.

     Mr. Soros has agreed with SFM LLC that he will, among other things, use his best efforts to cause QIH Management, as the general partner of QIHMI, to act at the direction of SFM LLC, which agreement to so act shall terminate upon the earlier of (a) the assignment to SFM LLC of the legal and beneficial ownership interest in QIH Management and (b) the assignment to SFM LLC of the general partnership interest in QIHMI.

     The business of SFM LLC is managed through a Management Committee (the "SFM Management Committee") comprised of Mr. Soros, Mr. Stanley F. Druckenmiller and Mr. Gary Gladstein. SFM LLC has its principal office at 888 Seventh Avenue, 33rd Floor, New York, New York 10106. Its principal business is to serve, pursuant to contract, as the principal investment manager to several foreign investment companies, including QIH (the "SFM Clients"). Mr. Soros, as Chairman of SFM LLC, has the ability to direct the investment decisions of SFM LLC and as such may be deemed to have investment discretion over the securities held for the accounts of the SFM Clients. Mr. Druckenmiller, as Lead Portfolio Manager of SFM LLC, has the ability to direct the investment decisions of SFM LLC and as such may be deemed to have investment discretion over the securities held for the accounts of the SFM Clients. The name, business address, present principal occupation or employment, five year employment history and citizenship of each managing director of SFM LLC are set forth in Schedule I hereto.

     The principal occupation of Mr. Soros, a United States citizen, is his direction of the activities of SFM LLC, which is carried out in his capacity as Chairman of SFM LLC at SFM LLC's principal office, a position he has held since January 1997. From 1987 through January of 1997 Mr. Soros was the sole proprietor of Soros Fund Management, the predecessor of SFM LLC. The principal occupation of Mr. Druckenmiller, a United States citizen, is his position as Lead Portfolio Manager and a Member of the SFM Management Committee, which is carried out at SFM LLC's principal office.

     QIH is not subject to the informational reporting requirements of the Exchange Act, and, accordingly, does not file reports or other information with the Commission relating to its business, financial condition and other matters. Set forth below is certain selected historical consolidated financial data of QIH (which includes QIP). Balance sheet and income statement components of portfolio companies are not consolidated.

                       QUANTUM INDUSTRIAL HOLDINGS LTD.
                 SELECTED CONSOLIDATED FINANCIAL INFORMATION
                               (IN U.S. DOLLARS)

                                                                                YEAR ENDED DECEMBER 31,
                                                                -------------------------------------------------------
                                                                    1996                1995               1994
                                                                ----------------   -----------------   ----------------
Earnings Data
Total investment income  ....................................   $  276,689,174      $   49,091,649     $    9,614,222
Total expenses  .............................................      183,027,218         189,926,682         48,971,622
Net investment income    ....................................       93,661,956        (140,835,033)       (39,357,400)
Net increase in net assets resulting from operations   ......      357,057,390         653,441,119         81,309,699
Balance Sheet Data
Total assets    .............................................   $5,803,224,397      $5,720,376,316     $  602,218,890
Total liabilities  ..........................................    3,312,783,028       3,566,344,418        423,231,700
Net assets applicable to outstanding shares   ...............    2,490,441,369       2,154,031,898      1,476,562,644

------------

     The consolidated financial statements are generally in accordance with accounting principles generally accepted in the United States, except for QIH's valuation policies regarding a portion of its strategic investments. Securities traded on securities exchanges (including The Nasdaq Stock Market) are valued at the last sales price reported on the valuation date, and marketable securities traded in an over-the-counter market for which last sales prices are not reported are valued at the last reported bid price for securities held long or the last reported ask price for securities sold short. Investments in certain other funds advised by SFM LLC or its predecessor are valued at the estimated net asset value issued by the respective funds. Investments in other open-end investment companies are valued at the last reported net asset value provided by such investment companies.

     A significant portion of QIH's investments are non-marketable equity or equity-related investments which are restricted and/or illiquid ("strategic investments") and are carried at cost, including capitalized expenses such as legal fees and other professional expenses. QIH's general policy is to mark such investments up in value only when: (i) there is a definitive agreement to dispose of the investment; or (ii) the class of securities held by QIH becomes publicly traded (or when a class of securities held by QIH is freely convertible into publicly traded securities); or (iii) an independent corroboration of value with respect to a private equity investment occurs through an "arm's length" purchase or sale of the same type of security as that owned by QIH, whether or not QIH is involved in the transaction. Investments will be written down below cost when QIH, in consultation with SFM LLC, believes developments of a significant nature result in a diminution in value that is other than temporary.

     Quasar, Quasar Partner and QSP. Quasar is an open-end investment fund organized in 1991 as a limited liability company under the laws of the Netherlands Antilles to enable investors to participate in a diversified investment portfolio under the general supervision of SFM LLC, its principal asset manager. Quasar has its principal office at Kaya Flamboyan 9, Willemstad, Curacao, Netherlands Antilles. Quasar invests all of its assets in Quasar International Partners C.V., a Netherlands Antilles limited partnership ("Quasar Partners"), which is Quasar's operating unit. Quasar Partners is making an investment in the Parent through its consolidated subsidiary, QSP. Each of Quasar Partners and QSP has its principal office at Kaya Flamboyan 9, Willemstad, Curacao, Netherlands Antilles. Current information concerning the directors and executive officers of Quasar, Quasar Partners and QSP is set forth on Schedule I hereto.

     QIHMI is a minority shareholder, and has investment discretion with respect to the portfolio assets held for the account of, QSP. Mr. Soros has agreed with SFM LLC that he will, among other things, use his best efforts to cause QIH Management, as the general partner of QIHMI, to act at the direction of SFM LLC, which agreement to so act shall terminate upon the earlier of (a) the assignment to SFM LLC of the legal and beneficial ownership interest in QIH Management and (b) the assignment to SFM LLC of the general partnership interest in QIHMI. Current information concerning the directors and executive officers of QIH Management is set forth on Schedule I hereto.

     Mr. Soros, as Chairman of SFM LLC, has the ability to direct the investment decisions of SFM LLC and as such may be deemed to have investment discretion over the securities held for the account of Quasar Partners. Mr. Druckenmiller, as Lead Portfolio Manager of SFM LLC, has the ability to direct the investment decisions of SFM LLC and as such may be deemed to have investment discretion over the securities held for the account of Quasar Partners. The name, business address, present principal occupation or employment, five year employment history and citizenship of each managing director of SFM LLC are set forth on Schedule I hereto.

     Quasar Partners is not subject to the informational reporting requirements of the Exchange Act, and, accordingly, does not file reports or other information with the Commission relating to its business, financial condition and other matters. Set forth below is certain selected historical consolidated financial data of Quasar Partners.


                      QUASAR INTERNATIONAL PARTNERS C.V.
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                               (IN U.S. DOLLARS)





                                                                           YEAR ENDED JANUARY 31,
                                                           -------------------------------------------------------
                                                               1997                1996               1995
                                                           ----------------   -----------------   ----------------
Earnings Data
Total investment income   ..............................   $  308,262,079      $  220,085,825    $  296,685,094
Total expenses   .......................................      293,372,427         410,318,825       202,971,972
Net investment income  .................................       14,889,652        (190,233,000)       93,713,122
Net increase/(decrease) in net assets/partner's capital
 resulting from operations   ...........................      124,058,875         934,585,985       (28,067,500)
Balance Sheet Data
Total assets  ..........................................   $8,816,290,024      $6,789,994,524    $3,087,125,402
Total liabilities   ....................................    6,718,351,586       4,623,266,389     1,564,250,491
Partners' capital   ....................................    2,097,938,438       2,166,728,135     1,522,874,911

------------


     The consolidated financial statements are in accordance with accounting principles generally accepted in the United States. Securities traded on securities exchanges (including The Nasdaq Stock Market) are valued at the last sales price reported on the valuation date, and marketable securities traded in an over-the-counter market for which last sales prices are not reported are valued at the last reported bid price for securities held long or the last reported ask price for securities sold short. Investments in certain other funds advised by SFM LLC are valued at the estimated net asset value issued by the respective funds. In the absence of quoted values or when quoted values are not deemed by SFM LLC to be representative of market values for the Partnership's positions, securities are valued at fair value as determined by the Partnership's Managing Director in consultation with SFM LLC.


     Greenlake. Greenlake Holdings LLC, a Delaware limited liability company, was recently organized pursuant to an operating agreement (the "Greenlake LLC Agreement"), and has not conducted any business other than incident to its organization and the organization of the Parent for the purpose of commencing the Offer. The principal business of Greenlake is to hold cash and Shares contributed by its members that, prior to the consummation of the Offer, it has agreed to transfer to Parent as a capital contribution. Greenlake is operated and managed under the full and exclusive control of Mr. Kingsley and Mr. Duberstein. The members of Greenlake include Greenway Partners, L.P., Greentree Partners, L.P., Greenbelt Corp. on behalf of certain accounts managed by it, and Greensea Offshore, L.P., all of which are managed by Messrs. Kingsley and Duberstein (collectively, the "Greenway Entities") and certain other investors.



     The Directors of the Purchaser are Mr. Kingsley, Mr. Duberstein and Mr. Richard Katz. Mr. Kingsley is the Chief Executive Officer and President of the Purchaser, and Mr. Duberstein is the Purchaser's Vice President, Secretary and Treasurer. The principal office of Greenlake is located at 277 Park Avenue, 27th Floor, New York, New York 10172. See Schedule I hereto for additional information concerning Messrs. Kingsley, Duberstein and Katz.


     The Parent. The members of the Parent are QIP, QSP (collectively, the "Group A Members") and Greenlake. The Parent is controlled by a Management Committee comprised of up to a total of four Managers. Pursuant to the terms of the Parent LLC Agreement, Greenlake has the right to appoint two designees to the Parent's Management Committee and the holders of a majority of the Parent's interests held by the Group A Members have the right to appoint two members to the Parent's Management Committee. The Parent's Management Committee is currently comprised of Messrs. Kingsley, Duberstein and Katz. From and after the date that is twelve months after the Initial Capital Contribution Date (as defined below), the holders of a majority of the Parent's interests held by the Group A Members may elect to increase the size of the Parent's Management

Committee to five members, three of whom will be designated by the holders of a majority of the Parent's interest held by the Group A Members and two of whom will be designated by Greenlake. The vote of three of the members of the Parent's Management Committee is required for action by the Management Committee. The Parent LLC Agreement also provides that the board of directors (or similar governing body) of any subsidiary of the Parent, including the Purchaser, will be persons approved by the Parent's Management Committee; provided, however, that Greenlake will have the right to designate one member of any such board of directors (or similar governing body).


     Under the Parent LLC Agreement, the "Initial Capital Contribution Date" is the earlier to occur of (i) one day prior to the date on which any subsidiary of the Parent is required to accept Shares for payment pursuant to a tender offer commenced by such subsidiary for Shares under the Exchange Act or (ii) such date as may be determined by the Parent's Management Committee upon not less than three business days' notice to the members of the Parent of such date.


     Pursuant to the Parent LLC Agreement, on the Initial Capital Contribution Date, each of QSP and QIP has agreed to contribute $96,250,000 to the capital to the Parent and Greenlake has agreed to contribute $48,500,000 and 2,000,000 Shares to the capital of the Parent. The members of Greenlake have substantially completed the making of capital contributions to Greenlake that will be sufficient to enable it to fulfill its commitment to make capital contributions to the Parent. Pursuant to the Greenlake LLC Agreement, the Greenway Entities contributed their beneficial ownership of the 2,000,000 Shares to Greenlake. The Greenway Entities acquired the 2,000,000 Shares in open market transactions as described in the Schedule 13D (as amended, the "Greenway Schedule 13D") of Greenway Partners, L.P., Greentree Partners, L.P., Greenhouse Partners, L.P., Greenhut, L.L.C., Greenbelt Corp., Greensea Offshore, L.P., Greenhut Overseas, L.L.C., Alfred D. Kingsley and Gary K. Duberstein, The Greenway Schedule 13D may be examined or copies thereof may be obtained in the same manner as described in Section 8.


     Pursuant to the Parent LLC Agreement, in the event that the Offer and the Merger are not consummated and the Parent sells Shares contributed to it by Greenlake that exceeds $16.00 per Share or the Parent receives cash or other consideration for such Shares as a result of a merger or other business combination of the Company that exceeds $16.00 per Share, the aggregate amount of such excess price or consideration shall be applied as follows: (i) first, to the payment of certain expenses incurred in connection with the formation of the Parent and the Purchaser, obtaining financing in connection with the Offer and the Merger, preparation of documentation in connection with the Offer and the Merger, printing expenses, any fees and disbursements of attorneys, accountants and other advisors, and any indemnity obligations of the Parent under the Parent LLC Agreement; and (ii) the balance, if any, shall be distributed as follows: (a) 80% to Greenlake and (b) 20% to Greenlake, QSP and QIP on a pro rata basis based upon the respective amounts of cash contributed by them as initial capital contributions to the Parent.


     The foregoing summary of the Parent LLC Agreement is qualified in its entirety by reference to the text of the Parent LLC Agreement, a copy of which has been filed as Exhibit (a)(1) to the Tender Offer Statement on Schedule 14D-1 relating to the Offer (the "Purchaser Schedule 14D-1"). The Purchaser
Schedule 14D-1 may be inspected and copies of which may be obtained at the same places and in the same manner as set forth in Section 8.


     The name, citizenship, business address and present principal occupation of each of the directors, executive officers or controlling persons of the Acquirors are set forth in Schedule I to this Offer to Purchase.


     Except as set forth elsewhere in this Offer to Purchase: (i) none of the Acquirors nor, to the knowledge of the Acquirors, any of the persons listed on
Schedule I hereto or any affiliate, associate or majority-owned subsidiary of the Parent or any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company; (ii) none of the Acquirors nor to the knowledge of the Acquirors, any of the persons or entities referred to in clause (i) above or any of their executive officers, directors or subsidiaries has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days; (iii) none of the Acquirors nor, to the knowledge of the Acquirors, any of the persons listed in Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations; (iv) since October 1, 1993, there have been no transactions which would require reporting under the rules and regulations of the Commission between any of the Acquirors or any of their respective subsidiaries or affiliates or, to the best knowledge of the Acquirors, any of the persons listed in Schedule I hereto, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand; (v) there have been no contracts, negotiations or transactions between any of the Acquirors or any of their respective subsidiaries or affiliates or, to the best knowledge of the Acquirors, any of the persons listed in Schedule I hereto, on the one hand, and the Company or its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets of the Company; (vi) none of the Acquirors nor to the knowledge of the Acquirors, any of the persons listed on Schedule I hereto has, during the last five years, (a) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or (b) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.


     10. Background of the Offer; Contacts with the Company.


     On August 21, 1996, the Greenway Entities initially filed with the Commission the Greenway Schedule 13D disclosing, among other things, the Greenway Entities' beneficial ownership of 1,710,000 Shares (approximately 8.5% of the Shares outstanding at such time).


     On October 1, 1996, the Greenway Entities filed with the Commission Amendment No. 1 to the Greenway Schedule 13D disclosing, among other things, the Greenway Entities' beneficial ownership of 2,000,000 Shares (approximately 9.9% of the Shares outstanding at such time).


     On August 1, 1997, the Greenway Entities filed with the Commission Amendment No. 2 to the Greenway Schedule 13D disclosing, among other things, that:


   The [Greenway Entities] are actively exploring the possibility of making an offer to the Company and/or its stockholders that would represent a superior transaction for the shareholders of the Company as compared with the transaction set forth in the Agreement and Plan of Merger, dated as of July 8, 1997, among Detroit Diesel Corporation, OMC Acquisition Corp. and the Company. There can be no assurance that the [Greenway Entities] will determine to proceed with a competing offer.


     On August 8, 1997, the Acquirors filed with the Commission a Tender Offer Statement on Schedule 14D-1 commencing the Offer. Such Schedule 14D-1 also constituted Amendment No. 3 to the Greenway Schedule 13D.


     On August 8, 1997, the Purchaser commenced litigation in the Court of Chancery for the State of Delaware seeking, among other things, an order compelling the Company's Board of Directors to redeem the Rights or to amend the Rights Agreement inapplicable to the Offer and the proposed Merger on the grounds that failure to do so would constitute a breach of fiduciary duty to the Company's stockholders.


     On August 8, 1997, the Purchaser sent the following letter to the Board of Directors of the Company:


The Board of Directors
Outboard Marine Corporation
100 Sea Horse Drive
Waukegan, Illinois 60085


Dear Sirs:


     Greenmarine Acquisition Corp. ("Purchaser"), a wholly-owned subsidiary of Greenmarine Holdings LLC ("Parent"), has today commenced an all cash tender offer for all outstanding shares of common stock of Outboard Marine Corporation (the "Company" or "Outboard Marine") at a price of $18.00 per share. Shares not purchased in the tender would be acquired in a second-step merger at a price of $18.00 per share cash. The investors in the Parent include an entity affiliated with Messrs. Alfred D. Kingsley and Gary K. Duberstein of Greenway Partners, L.P. and two entities associated with Soros Fund Management LLC. Entities affiliated with the Parent currently hold 9.9% of the Company's outstanding stock.


     The $18.00 per share consideration exceeds the consideration offered by Detroit Diesel Corporation ("DDC") and its subsidiary, OMC Acquisition Corp., pursuant to the July 8, 1997 merger agreement (the "DDC Merger Agreement"). DDC's economically inferior offer is also inherently coercive because it is a two-tier offer with an all cash payment in the first tier only, i.e., a tender at $16 per share cash for 66 2/3% of the Company's shares to be followed by a second-step merger in which stockholders will receive a combination of DDC stock and cash. In light of the superior value offered in our tender, we request that the Board of Directors of Outboard Marine recommend our proposal to the Company's shareholders and withdraw its prior recommendation of the DDC offer.


     We are prepared to sit down immediately with you and your advisors to negotiate and sign a merger agreement substantially in the form of the DDC Merger Agreement. If you decline to negotiate a merger agreement with us, we hope you will nevertheless agree that, in the context of the ongoing sale of the Company, the shareholders of the Company have the right to choose between competing offers. Accordingly, we request that the Board (a) immediately exempt our tender from the operation of the Company's Rights Plan, as you have done with respect to the economically inferior (and coercive) DDC offer, and (b) take all other necessary action to render the sale of the Company impediments in your charter inapplicable to our offer.


   Thank you for your consideration and we look forward to meeting with you and your representatives.



                                        Very truly yours,


                                        /s/ Alfred D. Kingsley
                                        ---------------------
                                        Alfred D. Kingsley
                                        Chief Executive Officer
                                        and President


     Except as described in this Offer to Purchase, there have been no contacts, negotiations or transactions between any of the Acquirors, any of their respective affiliates or subsidiaries or, to the best of any Acquiror's knowledge, any of the persons listed on Schedule I, on the one hand, and the Company or any of its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or sale or other transfer of a material amount of assets.


     11. Purpose of the Offer and the Merger.


Purpose of the Offer and the Merger


     The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is to acquire all outstanding Shares not acquired pursuant to the Offer or otherwise. The Parent and the Purchaser reserve the right to acquire additional Shares after consummation of the Offer in open market purchases, through a tender offer, in privately negotiated transactions or otherwise, in order to obtain a sufficient number of Shares to approve the transactions contemplated hereby.


The Merger


     The Parent currently intends, immediately following completion of the Offer, to seek to consummate the Merger. The Parent intends that in the Merger, each then outstanding Share (other than Shares owned by Parent, Purchaser or any of their wholly owned subsidiaries, Shares held in the treasury of the Company, and, if stockholder appraisal rights are available with respect to Shares, Shares held by stockholders who perfect any available appraisal rights under the DGCL) would be converted into the right to receive in cash the price per Share paid by the Purchaser pursuant to the Offer.

     In general, pursuant to the DGCL the approval of both the stockholders and the board of directors of a corporation is required to effect the merger of that corporation with or into another corporation. Section 253 of the DGCL provides, however, that if a parent corporation owns at least 90% of each class of the outstanding shares of capital stock of a subsidiary corporation, the parent corporation may merge with or into the subsidiary corporation without any action or vote on the part of the board of directors or the other stockholders of the subsidiary corporation. A merger effected under this law is referred to herein as a "short-form merger."


     Although the Parent intends to seek consummation of the Merger immediately following the consummation of the Offer, subject to its ability to cause the Purchaser to effect a "short-form merger" with the Company pursuant to Section 253 of the DGCL, certain terms of the Charter, the By-laws and Section 203 of the DGCL may affect the ability of the Parent to obtain control of the Company and to cause the Purchaser to consummate the Merger. Accordingly, the Parent can give no assurance that the Merger will be consummated or as to the timing of the Merger if it is consummated.


     Classified Board. Unless the Merger is consummated pursuant to a "short-form merger", the approval the Company's Board of Directors will be required under the DGCL to effect the Merger. If the Board of Directors of the Company in office at the time of the consummation of the Offer were to refuse to approve the Merger (or any transaction or corporate action proposed by the Purchaser that required the approval of the Board of Directors), the Purchaser, in order to consummate such transaction or cause the Company to take such action, would have to replace at least a majority of the Board of Directors with its own designees. Certain provisions of the Charter and By-laws could prevent the Purchaser from replacing or electing a majority of the Board of Directors for up to two years. Pursuant to Article Fourteenth of the Charter, the Board of Directors is divided into three classes with each class elected for a term of three years and one class elected at the Company's annual meeting of stockholders each year (the "Classified Board Provision"). Pursuant to
Article III, Section 3 of the By-laws, the number of directors can be no less than nine and no more than 12 and can only be established by a resolution of the Board of Directors (the "Director Number Provision"). Pursuant to Article III, Section 6 of the By-laws, directors can be removed from the Board of Directors only for cause and only by the affirmative vote of holders representing 80% or more of all the shares of stock of the Company entitled to vote for the election of directors (the "Director Removal Provision"). Article III, Section 9 of the By-laws provides that nominations of persons for election to the Company's Board of Directors may be made by stockholders' notice if such notice is delivered to the Secretary of the Company at its principal executive offices not less than 60 nor more than 90 days prior to the date one year from the date of the immediately preceding annual meeting of stockholders. According to publicly available information, the last annual meeting of the Company's stockholders was held on January 16, 1997. As a result of these provisions, at least two annual meetings of the Company's stockholders, absent the directors' removal in accordance with the Director Removal Provision or their resignations, would be required to elect new directors comprising a majority of the Board of Directors who could approve the Merger (or any similar transaction requiring the approval of the Board of Directors). According to the Charter, amending the Classified Board Provision requires the affirmative vote of the holders of two-thirds ( 2/3) of all shares of the outstanding stock of the Company entitled to vote thereon. According to the By-laws, the Director Number Provision can only be amended by action of two-thirds ( 2/3) of the stockholders or by two-thirds ( 2/3) of the then current Board of Directors. However, the Director Removal Provision can be amended by action of either a majority of the stockholders or a majority of the Board of Directors.


     Stockholder Meetings. To the extent that a special stockholders meeting is necessary to effect the Merger and gain control of the Company, certain By-law provisions relating thereto could further impede any such change of control.
Article II, Section 4 provides that special meetings of stockholders can be called only by the Chairman of the Board, the Chief Executive Officer or three-quarters ( 3/4) of the entire Board of Directors. At such meetings, the election of directors cannot take place. Amending Article II, Section 4 requires action by two-thirds ( 2/3) of either the stockholders or the then current Board of Director. In addition, Article II, Section 9 of the By-laws provides that any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of the stockholders and may not be effected by any consent in writing by the stockholders. The Purchaser will seek to have either the Chairman of the Board, the Chief Executive Officer or three-quarters of the Board of Directors call a special meeting if it becomes necessary to effect the Merger. There can be no assurance, however, that such a meeting will be so called.

     The Offer does not constitute a solicitation of proxies for any meeting of the Company's stockholders. Any such solicitation which the Purchaser might make would be made only pursuant to separate proxy materials complying with the requirements of Section 14(A) of the Exchange Act.

     Supermajority and "Fair Price" Clauses. Article Seventeenth of the Charter requires the approval of the holders of two-thirds ( 2/3) of the outstanding voting stock of the Company in all cases in which a vote of stockholders is taken with respect to (a) the proposed adoption of any merger of the Company with or into another corporation or the consolidation of the Company with another corporation, (b) the authorization of any sale, lease or exchange of all or substantially all of the assets of the Company or (c) a proposed dissolution of the Company (the "Two-Thirds Voting Requirement"). Amending the two-thirds voting requirement requires the affirmative vote or consent of the holders of two-thirds ( 2/3) of all shares of the outstanding stock of the Company entitled to vote thereon.

     Article Eighteenth of the Charter requires the affirmative vote of the holders of not less than 75% of the outstanding voting shares of the Company held by stockholders other than a "Related Person" (defined below) to approve a "Business Combination" (defined below), unless: (i) the "Continuing Directors" (defined below) of the Company by at least a majority vote of such Continuing Directors have expressly approved such Business Combination either in advance of or subsequent to such Related Person's having become a Related Person; or
(ii) the cash or fair market value (as determined by at least a majority of the Continuing Directors) of the property, securities or other consideration to be received per share by holders of voting shares of the capital stock of the Company in the Business Combination is not less than the "Highest Equivalent Price" paid by the Related Person in acquiring any of its holdings of the Company's voting stock (the "75% Voting Requirement" and together with the Two-Thirds Voting Requirement, the "Supermajority Vote Requirements"). Amending the 75% Voting Requirement requires the affirmative vote of the holders of the 75% of the combined voting power of the outstanding of voting shares held by stockholders other than any Related Person or its "Affiliates" (defined below) or its "Associates" (defined below).

     The term "Business Combination" means (i) any merger or consolidation of the Company or a subsidiary of the Company with or into a Related Person, (ii) any sale, lease, exchange, transfer or other disposition, of all or any "Substantial Part" of the assets either of the Company or of a subsidiary of the Company to a Related Person, (iii) the adoption of any plan or proposal for the liquidation or dissolution of the Company proposed by or on behalf of any Related Persons, (iv) any sale, lease, exchange, transfer or other disposition, of all or any Substantial Part of the assets of a Related Person to the Company or a subsidiary of the Company, (v) the issuance of any securities of the Company or a subsidiary of the Company to a Related Person other than the issuance on a pro rata basis to all holders of stock of the same class pursuant to a stock split or stock dividend, (vi) any reclassification of securities, recapitalization of the Company, or any merger or consolidation of the Company with any of its subsidiaries or any other transaction that would have the effect directly or indirectly of increasing the voting power of a Related Person, and (vii) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination.

     The term "Related Person" means (a) any person which, together with its Affiliates and Associates, becomes the "Beneficial Owner" of an aggregate of 20% or more of the outstanding voting stock of the Company, and (b) any Affiliate or Associate of any such persons. "Related Person" does not include
(1) a person whose acquisition of such aggregate percentage of voting shares was approved in advance by at least a majority of the Continuing Directors or
(2) any trustee or fiduciary when acting in such capacity with respect to any person and any other person with whom such person or any Affiliate or Associate thereof has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of voting shares.

     The term "Substantial Part" means an amount equal to 10% or more of the fair market value, as determined by at least a majority of the Continuing Directors, of the total consolidated assets of the Company and its subsidiaries as of the end of its most recent fiscal year prior to the time the determination is being made.

     The term "Beneficial Owner" means any person who beneficially owns any voting stock of the Company within the meaning ascribed in Rule 13d-3 under the Exchange Act or who has the right to acquire any such beneficial ownership (whether or not such right is exercisable immediately) pursuant to any agreement, contract, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise.

     The term "Continuing Director" means a director of the Company who is not an Affiliate or Associate of the Related Person involved in the relevant Business Combination and (i) who was a member of the Board of Directors of the Company immediately prior to the time that such Related Person became a Related Person or (ii) whose initial election as a director of the Company recommended by the affirmative vote of a majority of the Continuing Directors then in office, provided that, in either such case, such Continuing Director has continued in office after becoming a Continuing Director.


     A Related Person is deemed to have acquired voting shares at the time when such Related Person became the Beneficial Owner thereof. The price deemed to have been paid by a Related Person for voting shares of which an Affiliate or Associate is the Beneficial Owner is the price, as determined by vote of at least a majority of the Continuing Directors, which is the highest of (i) the price paid upon the acquisition thereof by the relevant Affiliate or Associate (if any, and whether or not such Affiliate or Associate was an Affiliate or Associate at the time of such acquisition), (ii) the highest market price of such voting shares at the time when the Related Person became the Beneficial Owner thereof and (iii) the highest price previously paid by such Related Person or an Affiliate or Associate thereof for such voting shares.


     The terms "Highest Per Share Price" and "Highest Equivalent Price" means
(a) if there is only one class of capital stock of the Company issued and outstanding, the Highest Per Share Price means the higher of (i) the highest price that can be determined, by a majority of the continuing Directors, to have been paid at any time by the Related Person for any share or shares of the class of capital stock and (ii) the fair market value per share of such capital stock, as determined by a majority of the Continuing Directors, immediately prior to the time the relevant Business Combination is first publicly announced, and (b) if there is more than one class of capital stock of the Company issued and outstanding, with respect to each class and series of capital stock of the Company, the amount determined by a majority of the Continuing Directors, on whatever basis they believe is appropriate, to be the higher of (i) the highest per share price equivalent of the highest price that can be determined to have been paid at any time by the Related Person for any share or shares or any class or series of capital stock of the Company and (ii) the equivalent fair market value per share of such capital stock, as determined by a majority of the Continuing Directors, immediately prior to the time the relevant Business Combination is first publicly announced. In determining the Highest Per Share Price and Highest Equivalent Price, (a) all purchases by the Related Person are to be taken into account regardless of whether the shares were purchased before or after the Related Person became a Related Person and
(b) the Highest Per Share Price and the Highest Equivalent Price is to include any brokerage commissions, transfer taxes and soliciting dealers' fees or other value paid in connection with such purchases. In the case of any Business Combination with a Related Person, the Continuing Directors will determine the Highest Equivalent Price for each outstanding class and series of the capital stock of the Company.


     The terms "Affiliate" and "Associate" have the same meaning as in Rule 12b-2 under the Exchange Act.


     The Purchaser believes that it and the Parent collectively will be deemed to be a Related Person for purposes of Article Eighteenth the Charter upon consummation of the Offer.


     The foregoing summary of certain provisions of the Charter and the By-laws are qualified by reference to the text thereof as filed by the Company with the Commission and which can be examined or copies obtained as set forth in Section 8.


     Delaware Business Combination Law. Section 203 of the DGCL provides that a Delaware corporation such as the Company may not engage in any Business Combination (defined to include a variety of transactions, including a merger) with any Interested Stockholder (defined generally as any person that, directly or indirectly, beneficially owns 15% or more of the outstanding voting stock of the corporation), or any affiliate of an Interested Stockholder, for three years after the date on which the Interested Stockholder became an Interested Stockholder. The three-year prohibition on Business Combinations with Interested Stockholders (the "Business Combination Prohibition") does not apply if certain conditions, described below, are satisfied. Section 203 of the DGCL provides that a "beneficial owner" of voting stock includes any person who, individually or together with any of its affiliates or associates, has (i) the right to acquire voting stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options or otherwise, (ii) the right to vote such stock pursuant to any agreement, arrangement or understanding, or (iii) any agreement, arrangement or understanding for the purposes of acquiring, holding, voting or disposing of such stock with any other person that beneficially owns, directly or indirectly, such stock.


     The Business Combination Prohibition does not apply to a particular Business Combination between a corporation and a particular Interested Stockholder if (i) prior to the date such Interested Stockholder became an Interested Stockholder, the board of directors of such corporation approves either the Business Combination or the transaction which resulted in the stockholder becoming an Interested Stockholder, or (ii) upon consummation of the transaction which resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (x) persons who are directors and also officers and (y) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) on or subsequent to the date the stockholder becomes an Interested Stockholder, the Business Combination is approved by the board of directors of such corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the Interested Stockholder.


     The foregoing summary of Section 203 of the DGCL does not purport to be complete and is qualified in its entirety by reference to the provisions of
Section 203 of the DGCL


     If the Minimum Condition is satisfied, the Business Combination Prohibition would not apply to the Merger by virtue of the Purchaser owning at least 85% of the voting stock of the Company at the time the Merger would be commenced. Alternatively, the prohibition contained in Section 203 would not apply to the Merger if the Company's Board of Directors adopt a resolution approving the Offer and the Merger prior to consummation of the Offer the for purposes of Section 203. There can be no assurance that the Company's Board will adopt such a resolution.


     The Rights. According to the Company 8-A, on April 24, 1996, the Board of Directors of the Company declared a dividend distribution of one Right for each outstanding Share. The dividend is payable to the stockholders of record on June 23, 1996 (the "Record Date"), and with respect to Shares issued thereafter until the Distribution Date and, in certain circumstances, with respect to Shares issued after the Distribution Date. Except as set forth below, each Right, when it becomes exercisable, entitles the registered holder to purchase from the Company one one-thousandth (1/1000th) of a share of Series A Junior Participating Preferred Stock, $10.00 par value per share (the "Preferred Shares"), of the Company at a price of $115.00 per one one-thousandth (1/1000th) of a Preferred Share (the "Purchase Price"), subject to adjustment.


     According to the Company 8-A, initially, the Rights will be attached to all Share Certificates then outstanding, and no separate Right Certificates will be distributed. The Rights will separate from the Shares upon the earliest to occur of (i) a person or group of affiliated or associated persons having acquired beneficial ownership of 15% or more of the outstanding Shares, (ii) 10 days (or such later date as the Board may determine) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer, the consummation of which would result in a person or group of affiliated or associated persons becoming an Acquiring Person (as hereinafter defined), or
(iii) 10 days after the Board of Directors determines that a person or group of affiliated or associated persons has become an Adverse Person (as hereinafter defined) (the "Distribution Date"). A person or group whose acquisitions of Shares cause a Distribution Date pursuant to clause (i) above is an "Acquiring Person," (it being deemed, however, that DDC and OMC Acquisition are not Acquiring Persons under the Rights Agreement) with certain exceptions as set forth in the Rights Agreement. The date that a person or group is first publicly announced to have become such by the Company or such Acquiring Person is the "Stock Acquisition Date." A person or group is an "Adverse Person" when the Board of Directors of the Company determines that (x) such person or group has acquired beneficial ownership of a substantial number of Shares (which in no event will represent less than 10% of all outstanding Shares), and (y) such ownership is intended to cause the Company to repurchase the Shares held by such person or group, or such ownership is causing or is reasonably likely to cause a material adverse impact on the business or prospects of the Company.

     According to the Company 8-A, until the Distribution Date, the Rights will be transferred with and only with the Shares. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Share Certificates issued after the Record Date upon transfer or new issuance of Shares will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any Share Certificates outstanding as of the Record Date, even without such notation or a copy of the Summary of Rights contained in the Company Form 8-A being attached thereto, will also constitute the transfer of the Rights associated with the Shares represented by such certificate. As soon as practicable following the Distribution Date, separate Rights Certificates will be mailed to the holders of record of the Shares as of the close of business on the Distribution Date (and to each initial record holder of certain Shares issued after the Distribution Date), and such separate Right Certificates alone will evidence the Rights.


     According to the Company 8-A, the Rights are not exercisable until the Distribution Date and will expire at the close of business on June 23, 2006 unless, earlier, there is (i) a redemption by the Company, (ii) an exchange by the Company of one Share for each Right, or (iii) the consummation of transactions contemplated by the DDC Merger Agreement.


     According to the Company 8-A, in the event that any person becomes an Acquiring Person (except (i) pursuant to an offer which is for all outstanding Shares at a price and on terms which the independent directors determine to be fair and otherwise in the best interests of the Company and its stockholders and (ii) for certain persons who report their ownership on Schedule 13G under the Exchange Act or on Schedule 13D under the Exchange Act, provided that they do not state any intention to, or reserve the right to, control or influence the Company and such persons certify that they became an Acquiring Person inadvertently and they agree that they will not acquire any additional Shares or an Adverse Person (each, a "Triggering Event"), then the Rights will "flip-in" and entitle each holder of a Right (the "Flip-In Right") to receive upon its exercise the number of Shares having a value (immediately prior to such Triggering Event) equal to two times the exercise price of the Right. Notwithstanding the foregoing, following the occurrence of the event described above, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person, Adverse Person, or any affiliate or associate thereof will be null and void.


     According to the Company 8-A, in the event that, at any time following a Triggering Event, (i) the Company is acquired in a merger or other business combination transaction in which its common stock does not remain outstanding or is changed, or (ii) more than 50% of the Company's assets or earning power is sold or transferred, then each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right (the "Flip-Over Right") to receive, upon exercise common shares of the acquiring company having a value equal to two times the exercise price of the Right.


     According to the Company 8-A, Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled to a preferential quarterly dividend payment of the greater of (i) $0.01 per share and (ii) an aggregate dividend per share of 1,000 times the dividend declared per Share. In the event of liquidation, the holders of the Preferred Shares will be entitled to a minimum preferential liquidation payment per share in an amount equal to the greater of 1,000 times $115.00 or 1,000 times the payment made per Share plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Series A Liquidation Preference"); thereafter, and after the holders of the Shares receive a liquidation payment of an amount equal to the quotient obtained by dividing the Series A Liquidation Preference by 1,000 (subject to certain adjustments for stock splits, stock dividends and recapitalizations with respect to the Shares), the holders of the Preferred Shares and the holders of the Shares will share the remaining assets in the ratio of 1,000 to 1 (as adjusted) for each Preferred Share and Share so held, respectively. Finally, in the event of any merger, consolidation or other transaction in which Shares are exchanged, each Preferred Share will be entitled to receive 1,000 times the amount received per Share. These rights are protected by customary antidilution provisions. Each Preferred Share entitles its holder to 1,000 votes (subject to certain adjustments) on all matters submitted to a vote of the Company's stockholders. In the event that the amount of accrued and unpaid dividends on the Preferred Shares is equivalent to six full quarterly dividends or more, the holders of the Preferred Shares shall have the right, voting as a class, to elect two directors in addition to the directors elected by the holders of the Shares until all cumulative dividends on the Preferred Shares have been paid through the last quarterly dividend payment date.

     According to the Company 8-A, with certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Preferred Shares will be issued (other than fractions which are one one-thousandth (1/1000th) or integral multiples of one one-thousandth (1/1000th) of a Preferred Share) and in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Shares on the last trading day prior to the date of exercise.


     According to the Company 8-A, at any time prior to the earlier of (i) 10 days following the Stock Acquisition Date, or (ii) the expiration of the Rights, the Company may redeem the then outstanding Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price") (payable in cash or, at the Company's election, in Shares), which redemption shall be effective upon the action of the Board. The Board of Directors of the Company may not redeem any Rights after it has determined any person to be an Adverse Person.


     According to the Company 8-A, until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.


     The foregoing summary of the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Company 8-A and the text of the Rights Agreement as set forth as an exhibit thereto, filed by the Company with the Commission, copies of which may be obtained in the manner set forth in Section 8 (except that copies thereof may not be available at the regional offices of the Commission).


     The Purchaser and the Parent believe that under the circumstances of the Offer, and under applicable law, the Board of Directors of the Company has a fiduciary obligation to redeem the Rights (or amend the Rights Agreement to make the Rights inapplicable to the Offer and the proposed Merger), and the Purchaser and the Parent are hereby requesting that the Company's Board of Directors do so. However, there can be no assurance that the Board will redeem the Rights (or amend the Rights Agreement). The Purchaser and the Parent have commenced litigation in the Court of Chancery for the State of Delaware seeking, among other things, an order compelling the Company's Board of Directors to redeem the Rights or to amend the Rights Agreement to make the Rights inapplicable to the Offer and the proposed Merger on the grounds that failure to do so would constitute a breach of fiduciary duty to the Company's stockholders. There can be no assurance that such an order will be obtained.


     If the Rights Condition is not satisfied and Purchaser elects, in its sole discretion, to waive the Rights Condition and consummate the Offer, if there are outstanding Rights which have not been acquired by Purchaser, Purchaser will evaluate its alternatives. Such alternatives could include purchasing additional Rights in the open market, in privately negotiated transactions, in another tender or exchange offer or otherwise. Any such additional purchase of Rights could be for cash or other consideration. Under such circumstances, the Merger might be delayed or abandoned as impracticable. The form and amount of consideration to be received by the holders of Shares in the Merger, if consummated, might be subject to adjustment to compensate Purchaser for, among other things, the costs of acquiring Rights and a portion of the potential dilution cost to Purchaser of Rights not owned by Purchaser and its wholly owned subsidiaries at the time of the Merger. In such event, the value of the consideration to be exchanged for Shares in the Merger could be substantially less than the consideration paid in the Offer. In addition, Purchaser may elect under such circumstances not to consummate the Merger.


     Unless the Rights are redeemed, stockholders will be required to tender one Right for each Share tendered in order to effect a valid tender of such Share in accordance with the procedures set forth in Section 3. If separate certificates for the Rights are not issued, a tender of Shares will also constitute a tender of the associated Rights. If a Distribution Date occurs, stockholders will be required to tender one Right for each Share tendered in order to effect a valid tender of Shares. See Sections 1 and 3.


Plans for the Company


     The Parent has made a preliminary review of, and will continue to review, on the basis of available information, various possible business strategies that it might consider if it acquires control of the Company. If Parent acquires control of the Company, Parent intends to conduct a detailed review of the Company and its assets, pension plans, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and consider what, if any, changes or sale of assets would be desirable in light of the circumstances which then exist. Such changes could include, among other things, changes in the Charter and By-laws or in the Company's business, corporate structure, capitalization or management. As described above, however, the Parent's ability to effect any changes or transactions, and the timing thereof, will depend in part on the Parent's ability to gain control of the Company's Board of Directors, as well as the provisions of the Charter, the By-laws and Section 203. The Parent, however, has no present plans or proposals that would result in an extraordinary corporate transaction, such as merger, reorganization, liquidation, relocation of operations, or sale or transfer of assets, involving the Company or any of its subsidiaries, or any material changes in the Company's corporate structure, business or composition of its management.


Appraisal Rights

     No appraisal rights are available in connection with the Offer. Holders of Shares will be entitled to appraisal rights under Section 262 of the DGCL in connection with the Merger (including if the Merger is effected pursuant to the "short-form merger" provisions of Section 253 of the DGCL) and, accordingly, will be entitled to demand appraisal of, and payment in cash of the fair value of, their Shares. Such rights, if the statutory procedures were complied with, could lead to a judicial determination of the fair value (excluding any element of value arising from the accomplishment or expectation of the Merger) required to be paid in cash to such dissenting holders for their Shares. Any such judicial determination of the fair value of Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the purchase price per Share pursuant to the Offer or the consideration per Share to be paid in the Merger.

     The foregoing summary of Section 262 of the DGCL does not purport to be complete and is qualified in its entirety by reference to Section 262 of the DGCL. The preservation and exercise of appraisal rights requires strict adherence to the applicable provisions of Section 262 of the DGCL.


"Going Private" Transactions

     The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. However, Rule 13e-3 would be inapplicable if (i) the Shares are deregistered under the Exchange Act prior to the Merger or other business combination or (ii) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to the consummation of the transaction.

     12. Source and Amount of Funds.

     The total amount of funds required by the Purchaser to consummate the Offer and the Merger (assuming that outstanding Company options are not exercised and the Company Debentures are not converted) is expected to be approximately $328 million, which amount excludes related fees and expenses. The necessary funds are expected to come from the following sources: (i) approximately $241 million of cash equity financing from the Acquirors; and
(ii) approximately $87 million under the Credit Facility (as defined below).

     Equity Financing. On the Initial Capital Contribution Date under the Parent LCC Agreement, each of QSP and QIP will contribute $96,250,000 to the Parent and Greenlake will contribute $48,500,000 and 2,000,000 Shares (the "Contributed Shares") to the Parent. For a more complete description of these contributions (collectively, the "Equity Financing"), see Section 9 hereof. QSP will fund its commitment from working capital provided by Quasar Partners. QIP will fund its commitment through working capital.

     Credit Facility. The Purchaser has received a written financing commitment, dated August 7, 1997 (the "Commitment Letter"), from AFG to provide two term loans, each up to the amount of $150 million (the "Credit Facility"). The second loan will be made only after the first loan has been repaid.

     The terms of the definitive agreement (the "Credit Agreement") between the Company and certain affiliates of AFG (collectively, the "Lenders") providing for the Credit Facility have not been finalized. The following is a summary of the anticipated principal terms of the Credit Facility based upon the Commitment Letter. This summary is subject to finalizing the Credit Agreement and is qualified in its entirety by reference to the Commitment Letter which is filed as an exhibit to the Schedule 14D-1 to which this Offer to Purchase is also an exhibit.


     Under the Credit Facility and subject to the terms and conditions thereof, the Lenders will provide (1) a term loan to the Purchaser in an amount up to $150 million (the "Phase I Loan") and (2) a term loan to the Company in an amount up to $150 million (the "Phase II Loan"). The Phase II Loan will be made only after the consummation of the proposed Merger.


     The proceeds of the Phase I Loan must be used by the Purchaser solely towards the purchase of Shares in the Offer and for any conversion of the Company Debentures, which repurchase (as described below) may be required as a result of the consummation of the Offer. The proceeds of the Phase II Loan must be used by the Company, as the surviving corporation of the Merger, for (i) the repayment of all amounts outstanding under the Phase I Loan, (ii) the purchase, pursuant to the Merger, of any Shares not acquired in the Offer, and (iii) any required repurchase of Company Debentures. All amounts outstanding under the Phase I Loan must be fully repaid prior to or with the proceeds of the Phase II Loan.


     The term of the Phase I Loan will commence upon the first disbursement of the Phase I Loan proceeds and terminate upon the earlier of the Merger or nine months after the first disbursement under the Phase I Loan, at which time all principal and accrued interest will be due and payable on the Phase I Loan. The term of the Phase II Loan will commence upon the Merger and terminate nine months after the first disbursement under the Phase I Loan, at which time all principal and accrued interest will be due and payable on the Phase II Loan. The Lenders' obligations to first disburse funds shall remain open for a period of 90 days following the execution of a satisfactory Credit Agreement.


     Interest will accrue on the outstanding principal balances of the Phase I Loan and the Phase II Loan at a rate of 10% per annum. Interest will be payable monthly in arrears on the first day of each month during the terms of the loans. Upon the execution of the Commitment Letter, the Purchaser paid AFG a non-refundable commitment fee of $1,500,000. Upon each disbursement of loan proceeds other than proceeds of the Phase II Loan used to repay the Phase I Loan, the Purchaser shall pay American Financial a funding fee equal to 1% of the amount of proceeds so disbursed. The maximum funding fee payable to AFG under the Credit Agreement will be $1,500,000. The Purchaser will also reimburse certain expenses of the Lenders and provide certain indemnities to the Lenders, all of which the Purchaser believes to be customary for commitments of this type.


     The Phase I Loan will be secured by (i) a pledge by the Parent to the Lenders of the Contributed Shares and (ii) a pledge by the Purchaser to the Lenders of all Shares tendered pursuant to the Offer (such Shares, together with the Contributed Shares, the "Security"). The aggregate value of the Security must at all times be equal to or greater than twice the principal balance of the aggregate amount outstanding under the Phase I Loan and the Phase II Loan. The Phase II Loan will be secured by a pledge of all of the capital stock of the surviving corporation in the Merger. In addition, in the event that the Purchaser makes a loan to the Company to fund the Company's repurchase of the Company Debentures, the Purchaser will assign its right to receive repayment of such loan to the Lenders as additional collateral securing repayment of the Phase I Loan.


     The Credit Agreement will contain representations and warranties, covenants (including financial covenants), indemnities, events of default and other provisions customary for such financings.


     The Phase I Loan is conditioned upon, among other things, (i) immediately prior to the funding of the Phase I Loan, the Purchaser and Parent, on a consolidated basis, having a minimum shareholders' equity of $275 million consisting of (a) $241 million of cash equity (the "Cash Equity") and (b) $34 million allocable to the Contributed Shares, plus additional equity contributions to the Purchaser (the "Additional Equity"), if necessary, calculated on the basis of the difference, if any, between the final Offer Price and $18.00 as set forth in the Commitment Letter; and (ii) the full amount of the Cash Equity and the Additional Equity being used to finance the Offer prior to the disbursement of any funds under the Phase I Loan.

     It is anticipated that the indebtedness incurred under the Credit Facility will be repaid from funds generated internally by the Company and its subsidiaries and from other sources that may include the proceeds of the private or public sale of debt or equity securities. No final decisions have been made concerning the method the Company will employ to repay such indebtedness. Such decisions, when made, will be based upon Parent's review from time to time of the advisability of particular actions, as well as upon prevailing interest rates and financial and other economic conditions.


     The proceeds from the Equity Financing and the Credit Facility may be used to finance the repurchase of the Company Debentures, if necessary. According to publicly available information regarding the Company, following a "Change in Control" (as defined in the Company Debentures), which would occur upon the Purchaser acquiring more than 50% of the outstanding Shares in the Offer, any holder of the Company Debentures would have the right to require the Company to purchase for cash all or any part of such holder's Company Debentures at 100% of the principal thereof. According to the Company's Annual Report on Form 10-K for its fiscal year ended September 30, 1996, as of September 30, 1996, there were outstanding Company Debentures in the aggregate principal amount of $74.8 million.


     To the extent, if any, that the Equity Financing and the Credit Facility do not provide sufficient funds to consummate the Offer and the Merger and to pay any other amounts due as a result of a "Change in Control," including any amounts due if holders of the Company Debentures require such debentures to be repurchased, the Purchaser will use the available working capital of the Company or will arrange for additional financing sources to satisfy such obligations. The Purchaser has not made any arrangements for such additional financing and there can be no assurance that such financing will be available or, if available, on terms favorable to the Purchaser or the Company.


     In addition, according to publicly available information regarding the Purchaser, it is possible that consummation of the Offer may result in a default under certain instruments pursuant to which approximately $300 million of the Company's indebtedness (including the $74.8 million represented by the Company Debentures) was issued. While the Parent will seek to obtain the requisite consents under such instruments prior to the Expiration Date, in the event that such consents are not obtained, the Parent will seek to arrange for additional financing so that upon obtaining control of the Company, the Parent will be able to cause the Company to refinance or redeem such indebtedness. There can be no assurance, however, that such financing will be available or, if available, on terms that are not less favorable to the Company than those that currently apply.


     13. Dividends and Distributions. If, on or after August 8, 1997, the Company (i) splits, combines or otherwise changes the Shares or its capitalization, (ii) acquires Shares or otherwise causes a reduction in the number of Shares, (iii) issues or sells additional Shares, or any shares of any other class of capital stock, other voting securities or any securities convertible into or exchangeable for, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, or (iv) discloses that it has taken such action, then, without prejudice to the Purchaser's rights under Section 14, the Purchaser, in its sole discretion, may make such adjustments in the purchase price and other terms of the Offer and the Merger as it deems appropriate to reflect such split, combination or other change including, without limitation, the number or type of securities offered to be purchased.


     If, on or after August 8, 1997, the Company should declare or pay any cash dividend on the Shares or other distribution on the Shares, or issue with respect to the Shares any additional Shares, shares of any other class of capital stock, other than voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to stockholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to the Purchaser or its nominee or transferee on the Company's stock transfer records, then, subject to the provisions of Section 14, (a) the Offer Price may, in the sole discretion of the Purchaser, be reduced by the amount of any such cash dividends or cash distributions and (b) the whole of any such noncash dividend, distribution or issuance to be received by the tendering stockholders will (i) be received and held by the tendering stockholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer, or (ii) at the direction of the Purchaser, be exercised for the benefit of the Purchaser, in which case the proceeds of such exercise will promptly be remitted to the Purchaser. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by the Purchaser in its sole discretion.


     14. Certain Conditions of the Offer. Notwithstanding any other term of the Offer, the Purchaser shall not be required to accept for payment or pay for, subject to any applicable rules and regulations of the Commission, any Shares not theretofore accepted for payment or paid for and may terminate or amend the Offer as to such Shares unless (1) the Minimum Condition, the Rights Condition, the Funding Condition, the Supermajority Condition, the OMC Indebtedness Condition and the DDC Termination Condition are satisfied, and (2) approvals required by law to be obtained prior to the consummation of the Offer under any antitrust or competition laws to the purchase of Shares pursuant to the Offer shall have been obtained. Furthermore, notwithstanding any other term of the Offer, the Purchaser shall not be required to accept for payment or to pay for any Shares not theretofore accepted for payment or paid for, and may terminate or amend the Offer if at any time prior to the expiration of the Offer, any of the following conditions exist or shall occur and remain in effect:


     (i) (a) A court of competent jurisdiction or other governmental entity shall have issued an order, judgment, decree or ruling on the merits in connection with an action, suit or proceeding brought by any governmental entity or person which (1) restrains or prohibits the acquisition by the Purchaser or the Parent of Shares pursuant to the Offer, or the making or consummation of the Offer or the Merger, (2) makes the purchase of or payment for some or all of the Shares pursuant to the Offer or the Merger illegal, (3) imposes material limitations on the ability of the Parent (or any of its affiliates) to acquire or hold, or to require the Parent or any of its affiliates or subsidiaries to dispose of or hold separate, any material portion of the assets or the business of the Parent and its affiliates taken as a whole or the Company and its subsidiaries taken as a whole, or (4) imposes material limitations on the ability of the Purchaser or the Parent (or its affiliates) to exercise full rights of ownership of the Shares purchased by it, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the stockholders of the Company, or (b) there shall have been instituted and pending any action or proceeding by any governmental entity which, in the opinion of the Parent's counsel (assuming, for purposes of such opinion only, the validity of the allegations) has a reasonable likelihood of success on the merits, and which (1) seeks to challenge the acquisition by the Purchaser or the Parent of the Shares pursuant to the Offer, restrain, prohibit or delay the making or consummation of the Offer or the Merger, or obtain any material damages in connection therewith, (2) seeks to make the purchase of or payment for some or all of Shares pursuant to the Offer or the Merger illegal,
(3) seeks to impose material limitations on the ability of the Parent (or any of its affiliates) effectively to acquire or hold, or to require Parent or the Company or any of their respective affiliates or subsidiaries to dispose of or hold separate, any material portion of the assets or the business of Parent and its affiliates taken as a whole or the Company and its subsidiaries taken as a whole, or (4) seeks to impose material limitations on the ability of Parent (or its affiliates) to exercise full rights of ownership of the Shares purchased by it, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the stockholders of the Company; or


     (ii) There shall have occurred (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (b) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (c) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, or (d) any limitation (whether or not mandatory) by any governmental or regulatory authority on, or any other event which has a material adverse effect on the extension of credit by banks or other lending institutions in the United States; or


     (iii) There shall have been promulgated, enacted, entered, enforced or deemed applicable to the Offer or the Merger, by any governmental entity, any law or there shall have been issued any injunction resulting in any of the consequences referred to in subsection (i) above.


     The foregoing conditions (i) through (iii) are for the sole benefit of Parent and the Purchaser and may be asserted by Parent regardless of the circumstances giving rise to any such condition and may be waived by Parent, in whole or in part, at any time and from time to time, in the sole discretion of Parent. The failure by the

Purchaser and the Parent at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each right will be deemed an ongoing right which may be asserted at any time and from time to time.


     Should the Offer be terminated pursuant to the foregoing provisions, all tendered Shares not theretofore accepted for payment shall forthwith be returned by the depositary to the tendering stockholders.


     15. Certain Regulatory and Legal Matters. Except as set forth in this Offer to Purchase, including, but not limited to Section 11 and this Section 15, based on its review of publicly available filings by the Company with the Commission and other publicly available information regarding the Company, the Purchaser is not aware of any licenses or regulatory permits that would be material to the business of the Company and its subsidiaries, taken as a whole, and that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein, or any filings, approvals or other actions by or with any domestic, foreign or supranational governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Shares (or the indirect acquisition of the stock of the Company's subsidiaries) by Purchaser pursuant to the Offer as contemplated herein. Should any such approval or other action be required, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Company's business, or that certain parts of the Company's or the Purchaser's business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action or in the event that such approvals were not obtained or such actions were not taken. Purchaser's obligation to purchase and pay for Shares is subject to certain conditions, including conditions with respect to governmental actions. See the Introduction and Section 14 for a description of certain conditions to the Offer, including with respect to litigation and governmental actions.


     Antitrust. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied.


     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by the Purchaser pursuant to the Offer and the Merger. At any time before or after the Purchaser's purchase of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer, the divestiture of Shares purchased pursuant to the Offer or the divestiture of substantial assets of the Acquirors. Private parties as well as state attorneys general may also bring legal actions under the antitrust laws under certain circumstances. The Acquirors believe that the Purchaser's acquisition of Shares would not violate the antitrust laws. There can be no assurance, however, that a challenge to the Offer on antitrust grounds will not be made or that, if such a challenge is made, the Purchaser will prevail. See Section 14.


     If the HSR Act were deemed applicable to the acquisition of Shares pursuant to the Offer, the consummation of the Offer could be delayed until compliance therewith. Based upon an examination of publicly available information relating to the businesses in which the Company is engaged, the Purchaser believes that the acquisition of Shares pursuant to the Offer and the Merger would not violate the antitrust laws. The Purchaser believes that retention of all of the operations of the Company and the Purchaser should be permitted under the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or, if such challenge is made, what the result will be. See Section 14.


     Federal Reserve Board Regulations. Regulations G, U and X (the "Margin Regulations") of the Federal Reserve Board restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the Shares, if the credit is secured directly or indirectly by margin stock. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of all the direct and indirect collateral securing the credit, including margin stock and other collateral.

     State Takeover Laws. A number of states (including Delaware, where the Company is incorporated) have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining presenting stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there. Subsequently, in TLX Acquisition Corp., v Telex Corp., a Federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc., v McReynolds, a Federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a Federal district court in Florida held in Grand Metropolitan PLC v Butterworth that the provisions of the Florida Affiliated Transactions Act and Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.


     The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. The Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, the Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, the Purchaser may not be obligated to accept for payment any Shares tendered. See Section 14.


     Foreign Laws. The Company and certain of its subsidiaries conduct business in several foreign countries where regulatory filings or approvals may be required or desirable in connection with the consummation of the Offer. Certain of such filings or approvals, if required or desirable, may not be made or obtained prior to the expiration of the Offer. The Purchaser is seeking further information regarding the applicability of any such laws and currently intends to take such action as may be required or desirable. If any approvals required by law to be obtained prior to consummation of the Offer under any foreign antitrust or competition law to the purchase of Shares pursuant to the Offer shall not have been obtained prior to the Expiration Date, the Purchaser will not be obligated to proceed with the Offer or the purchase of any Shares not theretofore purchased pursuant to the Offer. In addition, if any foreign governmental entity takes any action prior to the completion of the Offer that might have certain adverse effects, the Purchaser will not be obligated to accept for payment or pay for any Shares tendered pursuant to the Offer. See
Section 14.


     16. Certain Fees and Expenses. The Purchaser has retained Georgeson & Company Inc. as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the Offer to beneficial owners. The Information Agent will receive reasonable and customary compensation for all such services in addition to reimbursement of reasonable out-of-pocket expenses. The Purchaser has agreed to indemnify the Information Agent against certain liabilities and expenses, including liabilities under the federal securities laws.

     In addition, Marine Midland Bank has been retained as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive reasonable and customary compensation for its services in connection with the Offer, will be reimbursed for its reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith.

     Except as set forth above, the Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Information Agent) for soliciting tenders of Shares and Rights pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by the Purchaser for customary clerical and mailing expenses incurred by them in forwarding materials to their customers.

     17. Miscellaneous. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares or Rights residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. Neither the Purchaser nor the Parent is aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser or the Parent becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

     In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

     The Acquirors have filed with the Commission the Purchaser Schedule 14D-1, together with exhibits, pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Purchaser Schedule 14D-1 and any amendments thereto, including exhibits, may be examined and copies may be obtained from the office of the Commission in the same manner as described in Section 8 with respect to information concerning the Company, except that they will not be available at the regional offices of the Commission.

     No person has been authorized to give any information or to make any representation on behalf of the Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, any such information or representation must not be relied upon as having been authorized. Neither the delivery of the Offer to Purchase nor any purchase pursuant to the Offer shall, under any circumstances, create any implication that there has been no change in the affairs of the Purchaser or the Company since the date as of which information is furnished or the date of this Offer to Purchase.
                                        GREENMARINE ACQUISITION CORP.
August 8, 1997

                                  Schedule I
    DIRECTORS, EXECUTIVE OFFICERS OR CONTROLLING PERSONS OF THE ACQUIRORS.

     1. The Purchaser. Set forth below are the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of the Purchaser. Except as otherwise noted, the business address of each such person is 277 Park Avenue, 27th Floor, New York, NY 10172 and such person is a United States citizen.



                       Present Principal Occupation or Employment;
                       Material Occupations, Positions, Offices or
Name                   Employments for the Past Five Years
--------------------   ---------------------------------------------------------------
Alfred D. Kingsley     Mr. Kingsley is the Chief Executive Officer and President
                       of the Purchaser. Mr. Kingsley is also a principal of Green-
                       way Partners, L.P. ("Greenway"), the principal business of which is investing in securities. Mr. Kingsley joined Carl
                       Icahn at Icahn & Co. Inc. in 1968. Mr. Kingsley served as
                       senior adviser to Mr. Icahn until October 1992. Mr. Kings-
                       ley was a director of Trans World Airlines Inc. from Sep-
                       tember 1985, and served as Vice Chairman of the Board
                       from February 1989, until January 1993. Mr. Kingsley con-
                       tinues to serve as Director of ACF Industries, Incorporated, a rail car leasing and manufacturing firm, and as a director of the general partner of American Real Estate Partners,
                        L.P., a real estate investment partnership.
Gary K. Duberstein     Mr. Duberstein is the Vice President, Secretary and Trea-
                       surer of the Purchaser. Mr. Duberstein is also a principal of
                       Greenway. Mr. Duberstein served as general counsel to
                       Carl Icahn and vice president of various of his entities from
                       1985 until March 1993. From 1979 to 1985, Mr. Duber-
                       stein was associated with the New York City law firm of
                       Weil, Gotshal & Manges LLP.
Richard Katz           See Part 10 below.

     2. The Parent. Set forth below are the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each member of the management committee of the Parent. Each such person is a citizen of the United States.



                       Present Principal Occupation or Employment;
                       Material Occupations, Positions, Offices or
Name                   Employments for the Past Five Years
--------------------   --------------------------------------------
Alfred D. Kingsley                 See Part 1 above.
Gary K. Duberstein                 See Part 1 above.
Richard Katz                      See Part 10 below.

     3. Greenlake. Set forth below are the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each member of the management committee of the Greenlake. Each such person is a citizen of the United States.


                       Present Principal Occupation or Employment;
                       Material Occupations, Positions, Offices or
Name                   Employments for the Past Five Years
--------------------   --------------------------------------------
Alfred D. Kingsley                 See Part 1 above.
Gary K. Duberstein                 See Part 1 above.

     4. QIH. Set forth below are the name, business address and present principal occupation or employment of the directors and executive officers of QIH.


Name/Title/Citizenship      Principal Occupation     Business Address
-------------------------   ----------------------   ---------------------
Curacao Corporation         Managing Director of     Kaya Flamboyan 9
Company N.V.                Netherlands Antilles     Willemstad
 Managing Director          corporations             Curacao,
 (Netherlands Antilles)                              Netherlands Antilles

     5. QIP. Set forth below are the name, business address and present principal occupation or employment of the directors and executive officers of QIP.




Name/Title/Citizenship               Principal Occupation        Business Address
----------------------------------   -------------------------   -----------------------
Curacao Corporation                  Managing Director of        Kaya Flamboyan 9
Company N.V.                         Netherlands Antilles        Willemstad
 Managing Director                   corporations                Curacao,
 (Netherlands Antilles)                                          Netherlands Antilles
Inter Caribbean Services Limited     Administrative services     Citco Building
 Secretary                                                       Wickhams Cay
 (British Virgin Islands)                                        Road Town
                                                                 Tortola
                                                                 British Virgin Islands

     6. QIH Management. Set forth below are the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of the directors and executive officers of QIH Management. The business address of each such person is 888 Seventh Avenue, 33rd Floor, New York, New York 10106 and such person is a United States citizen.



                    Present Principal Occupation or Employment;
                    Material Occupations, Positions, Offices or
Name                Employments for the Past Five Years
-----------------   ---------------------------------------------------------
Gary Gladstein      See Part 7 below
Sean C. Warren      See Part 7 below
Peter Streinger     Mr. Streinger is the Chief Financial Officer of SFM
                    LLC. He has held this position since 1990
Michael C. Neus     Mr. Neus is the Assistant General of SFM LLC. He has
                    held this position since April of 1994. From 1990 until
                    joining SFM LLC in 1994, Mr. Neus was associated
                    with the law firm of Coudert Brothers.

     7. SFM LLC. Set forth below is the name, present principal occupation or employment, and material occupations, positions, offices, or employments during the last five years of each of the managing directors of SFM LLC. Unless otherwise noted, such persons have held their positions as managing directors of SFM LLC for the last five years. As used herein SFM LLC means Soros Fund Management LLC from and after January 1, 1997, and Soros Fund Management, a sole proprietorship, prior to January 1, 1997. The business address of each person listed below is c/o Soros Fund Management LLC, 888 Seventh Avenue, 33rd Floor, New York, New York 10106. Each of the managing directors is a United States citizen.




                             Present Principal Occupation or
                             Employment; Material Occupations,
                             Positions, Offices or Employments
         Name                for the Past Five Years
--------------------------   ------------------------------------------------------------------------
Scott K.H. Bessent           Mr. Bessent has been associated with SFM LLC since 1991. His primary responsibility is the research and selection of European securities.
Walter Burlock               Mr. Burlock has been associated with SFM LLC since 1990. His primary responsibility is the research and selection of United States securities.
Brian J. Corvese             Mr. Corvese has been associated with SFM LLC since 1997. His primary responsibility is the research and selection of United States securities. From
                             1987 until joining SFM LLC in 1997, he was a partner and portfolio manager at Chancellor LGI Asset Management.
Stanley F. Druckenmiller     Mr. Druckenmiller has been associated with SFM LLC since 1988 and is
                             SFM LLC's lead portfolio manager. His primary responsibilities include
                             "macro" trading strategies aimed at taking advantage of broad market opportunities, both for hedging and speculative purposes. In addition,
                             Mr.
                             Druckenmiller is an owner and managing member of Duquesne Capital
                             Management, L.L.C., an investment advisory firm in Pittsburgh,
                             Pennsylvania which advises several U.S. and non-U.S. investment funds.
Jeffrey L. Feinberg          Mr. Feinberg has been associated with SFM LLC since 1996. His primary responsibility is the research and selection of United States equity securities. From March of 1992 through December of 1995, Mr. Feinberg was a portfolio assistant at Fidelity Investments.
Arminio Fraga                Mr. Fraga has been associated with SFM LLC since 1993. His primary responsibility is investment strategies for emerging markets. From June of
                             1991 through November of 1992, Mr. Fraga was a Director for the Central
                             Bank of Brazil.
Gary S. Gladstein            Mr. Gladstein has been associated with SFM LLC since 1985. His primary responsibilities include the administrative and financial operations of
                             SFM
                             LLC, including relationships with banks and brokerage firms.
Ron Hiram                    Mr. Hiram has been associated with SFM LLC since 1995. His primary responsibility is private equity investments with a specific focus on
                             QIH.
                             Since 1992, he served as a Managing Director at Lehman Brothers and was responsible for managing a diversified portfolio of direct investments.
Robert K. Jermain            Mr. Jermain has been associated with SFM LLC since 1995. His primary responsibility is the research and selection of United States equities.
                             From
                             1987 through 1994, Mr. Jermain was the President of Osprey Funds
                             Management Inc., a manager of hedged portfolios for a variety of funds.

David N. Kowitz             Mr. Kowitz has been associated with SFM LLC since 1995. His primary responsibility is investment research and portfolio management in Asian emerging markets. From February of 1994 until joining SFM LLC, he was a portfolio manager at Kingdon Capital Management. From December of
                            1992 until joining Kingdon Capital Management, he was a securities analyst for Goldman, Sachs & Co. in Hong Kong. From March of 1989
                            until joining Goldman Sachs & Co., Mr. Kowitz was a securities analyst at
                            Jardine Fleming Broking Limited in Hong Kong and Pesaka Jardine
                            Fleming Sdn. Bhd. in Malaysia. Mr. Kowitz is a Chartered Financial
                            Analyst.
Alexander C. McAree         Mr. McAree has been associated with SFM LLC since March of 1992. His primary responsibility is the research and selection of United States and
                            Eastern European securities.
Paul McNulty                Mr. McNulty has been associated with SFM LLC since 1993. His primary responsibility is the research and selection of United States securities.
                            From
                            1989 until joining SFM LLC, Mr. McNulty was a venture capitalist and securities analyst with MVP Ventures.
Gabriel S. Nechamkin        Mr. Nechamkin has been associated with SFM LLC since 1988. His primary responsibility is trading operations in the risk arbitrage, bankruptcy/reorganization and high yield markets.
Steven Okin                 Mr. Okin has most recently been associated with SFM LLC since 1988. Mr.
                            Okin's primary responsibility is trading operations in government bonds, currencies, commodities, indices and derivative products.
Dale Precoda                Mr. Precoda has been associated with SFM LLC since 1989. His primary responsibility is portfolio management of securities of both United
                            States
                            and non-United States issuers.
Lief D. Rosenblatt          Mr. Rosenblatt has been associated with SFM LLC since 1988. His primary responsibility is portfolio management in securities in the risk arbitrage,
                            bankruptcy/reorganization and high yield markets.
Mark D. Sonnino             Mr. Sonnino has been associated with SFM LLC since 1988. His primary responsibility is investment research in the risk arbitrage, bankruptcy/reorganization and high yield markets.
Filiberto H. Verticelli     Mr. Verticelli has been associated with SFM LLC since 1996. His primary responsibility is equity trading operations with an emphasis on United
                            States securities. From June of 1991 until joining SFM LLC, Mr.
                            Verticelli
                            was the head equity trader at Duquesne Capital Management, L.L.C.
Sean C. Warren              Mr. Warren has been associated with SFM LLC since 1991, serving as its
                            General Counsel. His primary responsibilities include all legal and compliance matters at SFM LLC.

     8. Quasar. Set forth below are the name, business address and present principal occupation or employment of the directors and executive officers of Quasar.


Name/Title/Citizenship     Principal Occupation      Business Address
-------------------------  ------------------------  ---------------------
Curacao Corporation        Managing Director of      Kaya Flamboyan 9
Company N.V.               Netherlands Antilles      Willemstad
 Managing Director         corporations              Curacao,
 (Netherlands Antilles)                              Netherlands Antilles

     9. Quasar Partners. Set forth below are the name, business address and present principal occupation or employment of the directors and executive officers of Quasar Partners.




Name/Title/Citizenship         Principal Occupation         Business Address
-----------------------------  ---------------------------  ---------------------
Quasar Fund Management C.V.    Managing General Partner     Kaya Flamboyan 9
Managing General Partner       of Quasar International      Willemstad
 (Netherlands Antilles)        Partners C.V.                Curacao,
                                                            Netherlands Antilles
Club Moss Company N.V.         Executive General Partner    Kaya Flamboyan 9
Executive General Partner      of Quasar International      Willemstad
 (Netherlands Antilles)        Partners C.V.                Curacao,
                                                            Netherlands Antilles

     10. QSP. Set forth below (as applicable) are the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of the directors and executive officers of QSP.




Name/Title/Citizenship              Principal Occupation       Business Address
----------------------------------  -------------------------  ------------------------
Curacao Corporation                 Managing Director of       Kaya Flamboyan 9
Company N.V.                        Netherlands Antilles       Willemstad
 Managing Director                  corporations               Curacao,
 (Netherlands Antilles)                                        Netherlands Antilles
Richard Katz                        President of Quasar        Villa La Sirena
 President                          Strategic Partners LDC*    Vico dell'Olivetta 12
 (United Kingdom)                                              18039 Mortola Inferiore
                                                               Ventimiglia
                                                               Italy
Inter Caribbean Services Limited    Administrative services    Citco Building
 Secretary                                                     Wickhams Cay
 (British Virgin Islands)                                      Road Town
                                                               Tortola
                                                               British Virgin Islands

------------

* From 1977 through March of 1993, Mr. Katz was a Director of N.M. Rothschild & Sons Limited, London England. Mr. Katz was also a Managing Director of Rothschild Italia S.p.A., Milan, Italy from 1989 until December of 1992. Since 1986 Mr. Katz has served as a Supervisory Director for a number of Quantum entities.

                                  Schedule II
                             TRANSACTIONS IN SHARES
                       WITHIN 60 DAYS PRIOR TO THE OFFER


1) On August 6, 1997, Greenbelt Corp. sold, in a private transaction, 410,000 Shares at a price of $1,760,000 to Greensea Offshore, L.P.

2) On August 7, 1997, in connection with the formation of Greenlake, each of the following entities transferred the number of shares listed below to Greenlake in exchange for membership interests, pursuant to a private transaction:


                                                            Shares transferred
                        Entity                                to Greenlake
---------------------------------------------------------   -------------------
          Greenway Partners, L.P.                               702,100
          Greensea Offshore, L.P.                               410,000
          Greentree Partners, L.P.                              200,000
          Greenbelt Corp.
          (on behalf of certain accounts managed by it)         687,000

     Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and Rights and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:



                       The Depositary for the Offer is:
                              MARINE MIDLAND BANK


         By Mail:                                By Facsimile:                     By Hand or Overnight Delivery:
   140 Broadway, Level A                        (212) 658-2292                           140 Broadway, Level A
  New York, NY 10005-1180                                                               New York, NY 10005-1180
Attn: Corporate Trust Operations       Attn: Corporation Trust Operations          Attn: Corporate Trust Operations

                                               Confirm Facsimile
                                                 by Telephone:
                                                (212) 658-5931

     Questions and requests for assistance may be directed to the Information Agent at its address and telephone number listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent as set forth below, and will be furnished promptly at the Purchaser's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                                   GEORGESON
                                 & COMPANY INC.
                                 --------------

                               Wall Street Plaza
                           New York, New York 10005
                           (212) 509-6240 (collect)
                 Banks and Brokers call collect (212) 440-9800
                                      or
                         Call Toll-Free (800) 322-2885